UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sonic Automotive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4401 Colwick Road

Charlotte, North Carolina 28211

March 4, 2014

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at 10:30 a.m. on Wednesday, April 16, 2014, at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on Wednesday, April 16, 2014, it is important that your shares be represented. To ensure that your vote will be received and counted, at your earliest convenience please follow the instructions for voting your shares provided in the accompanying Proxy Statement and proxy card, notice letter or the voting instructions you receive by e-mail or via the Internet. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors

Sincerely,

O. BRUTON SMITH

Chairman and Chief Executive Officer

You can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxydocs.com/SAH. Your consent to receive stockholder materials electronically will remain in effect until cancelled.

VOTING YOUR PROXY IS IMPORTANT

SONIC AUTOMOTIVE, INC.

NOTICE OF MEETING

Charlotte, NC

March 4, 2014

The 2014 Annual Meeting of Stockholders of Sonic Automotive, Inc. will be held at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina on Wednesday, April 16, 2014, at 10:30 a.m., for the following purposes as described in the accompanying Proxy Statement.

1.	To elect nine directors;

2.	To conduct a non-binding advisory vote on executive compensation paid to our named executive officers as disclosed in the accompanying Proxy Statement;

3.	To consider and approve an amendment and restatement of the Sonic Automotive, Inc. Incentive Compensation Plan;

4.	To ratify the appointment of Ernst & Young LLP as Sonic’s independent public accountants for the year ending December 31, 2014; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements.

We currently are not aware of any other business to be brought before the stockholders’ meeting. Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on February 18, 2014 will be entitled to notice of, and to vote at, the stockholders’ meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the stockholders’ meeting, you are urged to vote. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement and your proxy card, notice letter or the voting instructions you receive by e-mail or that are provided via the Internet. Submitting your proxy does not deprive you of your right to attend the stockholders’ meeting and to vote your shares in person.

Stephen K. Coss
Senior Vice President, General Counsel and Secretary

SONIC AUTOMOTIVE, INC.

PROXY STATEMENT

March 4, 2014

GENERAL

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic”) will be held on Wednesday, April 16, 2014 at 10:30 a.m., at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina, for the purposes set forth in the accompanying Notice of Meeting. We refer to this meeting, together with any adjournments or postponements as the “Annual Meeting.” Only holders of record of Sonic’s Class A Common Stock and Class B Common Stock at the close of business on February 18, 2014 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and form of proxy are furnished to stockholders in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting, and at any and all adjournments or postponements thereof, and are first being sent or made available to stockholders on or about March 7, 2014. References in this Proxy Statement to “Sonic,” the “Company,” “we,” “us,” “our” and similar terms refer to Sonic Automotive, Inc. We sometimes refer to our Class A Common Stock and Class B Common Stock together as our “Common Stock.”

Each valid proxy received in time will be voted at the Annual Meeting. To be valid, a written proxy card must be properly executed, proxies voted by telephone or via the Internet must be properly completed pursuant to this solicitation and, in either case, the proxy must not be later timely revoked. If you specify your vote regarding any matter presented at the Annual Meeting, your shares will be voted in accordance with your specification. If you do not specify your vote, your shares will be voted (i) in favor of electing Sonic’s nine nominees to the Board of Directors; (ii) in favor of the proposal to approve, on a non-binding advisory basis, Sonic’s executive compensation as disclosed in this Proxy Statement; (iii) to approve an amendment and restatement of the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”); (iv) in favor of the proposal to ratify the appointment of Ernst & Young LLP as the independent accountants of Sonic and its subsidiaries for the year ending December 31, 2014; and (v) in the discretion of the proxy holders on any other business as may properly come before the Annual Meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

Methods of Voting

If your shares of Class A Common Stock are registered directly in your name, you may vote by mail, by telephone, over the Internet or in person at the Annual Meeting. If your shares of Class A Common Stock are held in the name of your broker or other nominee, you may vote by mail, by telephone, over the Internet or in person at the Annual Meeting. If you are a registered holder of Class B Common Stock, you may vote by mail or in person at the Annual Meeting. Votes submitted by mail, by telephone or over the Internet must be received by 11:59 p.m., Eastern time, on Tuesday, April 15, 2014.

Voting by Mail.    By signing and dating the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate.

Voting by Telephone or Over the Internet.    To vote by telephone or over the Internet, please follow either the instructions included on your proxy card or notice letter or the voting instructions you receive by e-mail or via the Internet. If you vote by telephone or over the Internet, you do not need to complete and mail a proxy card. You may incur costs such as telephone and Internet access charges if you vote by telephone or over the Internet.

If you choose to vote by telephone or over the Internet, you must do so by 11:59 p.m., Eastern time, on Tuesday, April 15, 2014.

Voting in Person at the Annual Meeting.    If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

We encourage you to return a proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete and return all proxy cards to ensure that all of your shares are voted.

Revoking Your Proxy

Stockholders who execute written proxies may revoke them (i) at any time before they are exercised by delivering a written notice stating that the proxy is revoked to Stephen K. Coss, the Secretary of Sonic, at 4401 Colwick Road, Charlotte, North Carolina 28211, or (ii) by delivering a later dated proxy signed by the same person who signed the earlier proxy to Stephen K. Coss, the Secretary of Sonic, at 4401 Colwick Road, Charlotte, North Carolina 28211. Stockholders who vote by telephone or over the Internet may revoke their proxy by following the telephone and Internet procedures by 11:59 p.m., Eastern time, on Tuesday, April 15, 2014. If you are the stockholder of record, you may also revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

Ownership and Voting of Common Stock

Sonic currently has authorized under its Amended and Restated Certificate of Incorporation (the “Charter”) 100,000,000 shares of Class A Common Stock, of which 40,463,897 shares were outstanding as of the Record Date and are entitled to vote at the Annual Meeting, and 30,000,000 shares of Class B Common Stock, of which 12,029,375 shares were outstanding as of the Record Date and are entitled to vote at the Annual Meeting. As provided in the Charter, holders of Class A Common Stock will have one vote per share, and holders of Class B Common Stock will have ten votes per share at the Annual Meeting. All outstanding shares of Common Stock are entitled to vote as a single class on any proposal submitted to a vote at the Annual Meeting. The presence at the Annual Meeting in person or by proxy of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

A quorum being present, directors will be elected by the affirmative vote of a plurality of the votes cast, the non-binding advisory vote on approval of executive compensation will be approved if the votes cast in favor exceed the votes cast against approval and each of the other proposals referred to in the accompanying Notice of Meeting will be approved if a majority of the votes cast by shares entitled to vote on the proposal are cast in favor thereof. Under the rules of the New York Stock Exchange (“NYSE”), brokers who are voting shares held in street name have the discretion to vote the shares on routine matters but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors, the approval of the Incentive Compensation Plan and the non-binding advisory vote to approve executive compensation. Broker non-votes and abstentions will be counted to determine a quorum. For elections of directors, withheld votes and broker non-votes will not be counted toward that nominee’s achievement of a plurality. Abstentions and broker non-votes on other matters, including the Incentive Compensation Plan and ratification of independent public accountants, are not considered to have been voted for or against such proposals and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority of votes cast is calculated.

A holder of Common Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of the nominee in the space provided on the proxy card. A holder of Common Stock may not vote for more than nine nominees.

The following table sets forth certain information regarding the beneficial ownership of Sonic’s Common Stock as of February 18, 2014, by (i) each stockholder known by Sonic to own beneficially more than five percent of a class of the outstanding Common Stock, (ii) each director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table, and (iv) all directors and executive officers of Sonic as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted, the address for the beneficial owners is 4401 Colwick Road, Charlotte, North Carolina 28211.

Beneficial Owner	Number of Shares of Class A Common Stock(1)	Percentage of Outstanding Class A Common Stock	Number of Shares of Class B Common Stock	Percentage of Outstanding Class B Common Stock	Percentage of All Outstanding Voting Stock(2)
O. Bruton Smith (3)(4)	686,186	1.7%	11,052,500	91.9%	22.1%
Sonic Financial Corporation (3)(4)	—	—	8,881,250	73.8%	16.9%
B. Scott Smith (5)(6)	532,512	1.3%	976,875	8.1%	2.9%
David Bruton Smith (5)	223,019	*	—	—	*
Jeff Dyke (7)	218,930	*	—	—	*
Heath R. Byrd (8)	17,500	*	—	—	*
William R. Brooks (9)	65,337	*	—	—	*
William I. Belk (9)(10)	60,972	*	—	—	*
Bernard C. Byrd, Jr. (9)	3,170
Victor H. Doolan (9)	37,227	*	—	—	*
Robert Heller (9)(11)	60,972	*	—	—	*
Robert L. Rewey (9)	53,872	*	—	—	*
All directors and executive officers as a group (11 persons) (5)	1,890,011	4.5%	12,029,375	100.0%	25.9%
David P. Cosper (12)	171,984	*	—	—	*
BlackRock, Inc. (13)	3,202,971	7.9%	—	—	6.1%
Eminence Capital, LLC (14)	2,845,758	7.0%	—	—	5.4%
Hotchkis and Wiley Capital Management, LLC (15)	2,375,100	5.9%	—	—	4.5%
The Vanguard Group (16)	2,105,869	5.2%	—	—	4.0%
Paul P. Rusnak (17)	5,100,000	12.6%	—	—	9.7%

*	Less than one percent.

(1)	Includes shares of Class A Common Stock and shares of restricted stock held by these individuals, including those shares of Class A Common Stock shown below as to which the following persons currently have a right, or will have the right within 60 days after February 18, 2014, to acquire beneficial ownership through the exercise of stock options or the vesting of restricted stock units: (i) Messrs. O. Bruton Smith, 586,090 shares; B. Scott Smith, 344,200 shares; David Bruton Smith, 97,243 shares; Dyke, 130,931 shares; H. Byrd, 15,850 shares; Brooks, 13,387 shares; Belk, 13,387 shares; B. Byrd, 3,170 shares; Doolan, 3,387; Heller, 13,387 shares; and Rewey, 13,387 shares; and (ii) all directors and executive officers as a group, 1,234,419 shares.

(2)

The percentage of total voting power of Sonic is as follows: (i) Mr. O. Bruton Smith, 68.9%; Sonic Financial Corporation (“SFC”), 55.2%; Mr. B. Scott Smith, 6.4%; BlackRock, Inc., 2.0%; Eminence Capital, LLC, 1.8%; Hotchkis and Wiley Capital Management, LLC, 1.5%; The Vanguard Group, 1.3%;

Paul P. Rusnak, 3.2%; and less than 1% for all other stockholders shown, and (ii) all directors and executive officers as a group, 75.5%.

(3)	The address for Mr. O. Bruton Smith and SFC is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.

(4)	The amount of Class B Common Stock shown for Mr. O. Bruton Smith consists of 2,171,250 shares owned directly by him and 8,881,250 shares owned by SFC, of which approximately 5,474,145 shares are pledged as security for loans. Mr. Smith controls a majority of SFC’s outstanding voting stock, is the only executive officer of SFC and is deemed to have sole voting and investment power with respect to the shares of Class B Common Stock held by SFC.

(5)	Includes 69,686 shares of Class A Common Stock held by SMDA Development 1, LLC, in which Messrs. B. Scott Smith and David Bruton Smith are members. Each of Messrs. B. Scott Smith and David Bruton Smith disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any, therein.

(6)	Includes 900,765 shares of Class B Common Stock held by BWI Financial, LLC, an entity controlled by Mr. B. Scott Smith. Approximately 900,765 shares of Class B Common Stock and 20,875 shares of Class A Common Stock, owned directly or indirectly by Mr. B. Scott Smith are pledged to secure loans.

(7)	Includes 11,000 restricted shares of Class A Common Stock that will vest on March 18, 2014; 31,600 restricted shares of Class A Common Stock, 12,640 of which will vest on March 2, 2014 and 18,960 of which will vest on March 2, 2015; 39,082 restricted stock units that will vest 25% on March 31, 2014, 30% on March 22, 2015 and 45% on March 22, 2016, and 15,010 restricted stock units that will vest on March 31, 2014.

(8)	Includes 2,793 restricted shares of Class A Common Stock that will vest on March 18, 2014; 4,448 restricted shares of Class A Common Stock, 1,779 of which will vest on March 2, 2014 and 2,669 of which will vest on March 2, 2015; 1,911 restricted stock units that will vest on March 31, 2014; and 26,793 restricted stock units that will vest 25% on March 31, 2014, 30% on March 22, 2015 and 45% on March 22, 2016. Approximately 400 shares of Class A Common Stock are pledged as security for a personal loan.

(9)	Includes 3,387 restricted shares of Class A Common Stock for each of Messrs. Brooks, Belk, Doolan, Heller and Rewey, which will vest on April 15, 2014, and 3,170 restricted shares of Class A Common Stock for Mr. B. Byrd, which will vest on October 15, 2014.

(10)	Includes 6,000 shares held by Mr. Belk’s children. Mr. Belk disclaims beneficial ownership of these shares.

(11)	Approximately 26,000 shares are held in a margin account. Mr. Heller shares voting and dispositive power over 11,000 shares with his wife.

(12)	Information based on a Form 4 filed by Mr. Cosper on March 25, 2013.

(13)	The address of this entity is 40 East 52nd Street, New York, NY 10022. The Schedule 13G/A filed by BlackRock, Inc. on or about January 30, 2014 indicates that BlackRock, Inc. has sole voting power as to 3,090,245 of the shares shown and sole dispositive power as to all of the 3,202,971 shares shown.

(14)	The address of this entity is 65 East 55th Street, 25th Floor, New York, NY 10022. The Schedule 13G/A filed by Eminence Capital, LLC, a New York limited liability company, on or about February 14, 2014, indicates that Eminence Capital, LLC has shared voting and dispositive power with respect to the shares shown and that Eminence GP, LLC holds shared voting and dispositive power as to 2,526,374 of the shares shown. Mr. Ricky C. Sandler is the chief executive officer of Eminence Capital and its managing member and may be deemed to have voting and dispositive power with respect to the shares shown.

(15)	The address of this entity is 725 S. Figueroa Street, 39th Fl., Los Angeles, CA 90017. The Schedule 13G filed by Hotchkis and Wiley Capital Management, LLC (“HWCM”) on or about February 14, 2014 indicates that HWCM has sole voting power as to 1,917,800 of the shares shown and sole dispositive power as to all of the shares shown.

(16)	The address of this entity is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G filed by The Vanguard Group on or about February 14, 2014 indicates that The Vanguard Group has the sole voting power as to 59,573 of the shares shown, sole dispositive power as to 2,048,696 of the shares shown and shared dispositive power as to 57,173 of the shares shown.

(17)	The address of this owner is 325 W. Colorado Boulevard, PO Box 70489, Pasadena, California 91117-7489. The information provided is based on a Schedule 13D/A filed by Paul P. Rusnak on or about May 26, 2010 and his subsequent Form 4 filing on December 17, 2013. The Schedule 13D/A filing indicates that Paul P. Rusnak has sole voting power and sole dispositive power as to 5,000,000 of the shares shown.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nine directors currently serve on Sonic’s Board of Directors and all were elected by our stockholders at our 2013 Annual Meeting of Stockholders, except Mr. Bernard C. Byrd, Jr. who was appointed to the Board on October 15, 2013 to fill the vacancy created upon Mr. David Vorhoff’s resignation. Under our Bylaws, the director nominees are elected by the stockholders for a one-year term expiring at the next annual meeting of stockholders. Any director appointed by the Board of Directors as a result of a newly created directorship or to fill a vacancy on the Board will hold office until the next annual meeting of stockholders. All directors’ terms expire and their successors will be elected at the Annual Meeting and each annual meeting of stockholders thereafter.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “NCG Committee”), the Board nominated each of our current directors to stand for reelection for a new term expiring at the 2015 annual meeting of stockholders or until their successors are duly elected and qualified. At the Annual Meeting, we intend to vote the proxies in the accompanying form for the election of O. Bruton Smith, B. Scott Smith, David Bruton Smith, William I. Belk, William R. Brooks, Bernard C. Byrd, Jr., Victor H. Doolan, Robert Heller and Robert L. Rewey to the Board of Directors. All of these individuals consented to be named in this Proxy Statement and have agreed to serve, if elected. Due to the passing of long-time director, William P. Benton, in February 2009, and the prior resignation of another director, two seats on the Board of Directors will be vacant following the Annual Meeting. Because the NCG Committee has not selected a qualified candidate or candidates, the Board of Directors has elected not to fill these vacancies at the Annual Meeting. If for any reason any director nominee is unable to stand for reelection, we intend to vote proxies for the election of the other director nominees and the Board will designate a substitute nominee or reduce the number of directors in accordance with our Charter and Bylaws. If a substitute nominee is designated, proxies will be voted for the substitute nominee.

Directors

We have set forth below information regarding each of our directors. The NCG Committee and the Board believe that the experience, qualifications, attributes and skills of our directors described below and in the NCG Committee section of this Proxy Statement, provide the Board with the ability to address the evolving needs of Sonic and represent the best interests of our stockholders.

O. Bruton Smith, 87, is the Founder of Sonic. He is also the Chairman, Chief Executive Officer and a director of Sonic and has served as such since Sonic’s organization in January 1997, and he is also a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith is also the Chairman and Chief Executive Officer, a director and controlling stockholder of Speedway Motorsports, Inc. (“SMI”). SMI is a public company whose shares are traded on the NYSE. Among other things, SMI owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Sonoma Raceway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Texas Motor Speedway and Kentucky Speedway. He is also an executive officer or a director of most of SMI’s operating subsidiaries.

B. Scott Smith, 46, is the Co-Founder of Sonic. He is also President, Chief Strategic Officer and a director of Sonic. Prior to his appointment as President in March 2007, Mr. Smith served as Sonic’s Vice Chairman and Chief Strategic Officer since October 2002. Mr. Smith was President and Chief Operating Officer of Sonic from April 1997 until October 2002. Mr. Smith has been a Sonic director since its organization in January 1997. Mr. Smith also serves as a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith, who is a son of O. Bruton Smith and the brother of David Bruton Smith, has been an executive officer of Town & Country Ford since 1993, and was a minority owner of both Town & Country Ford and Fort Mill Ford before Sonic’s acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer of Sonic in April 1997. Mr. Smith has over 24 years of experience in the automobile dealership industry.

David Bruton Smith, 39, was appointed to the office of Vice Chairman on March 31, 2013. He has served as Executive Vice President and a director of Sonic since October 2008 and has served in Sonic’s organization since 1998. Prior to being named a director and Executive Vice President in 2008, Mr. Smith served as Sonic’s Senior Vice President of Corporate Development. Mr. Smith served as Sonic’s Vice President of Corporate Strategy from October 2005 to March 2007, and also served prior to that time as Dealer Operator of several Sonic dealerships. He is a son of O. Bruton Smith and the brother of B. Scott Smith.

William I. Belk, 64, has been a director of Sonic since March 1998. Mr. Belk is currently affiliated with Southeast Investments, NC, Inc., a FINRA member firm headquartered in Charlotte, North Carolina. Mr. Belk’s past professional experience includes serving as a North Carolina District Court Judge, serving as a partner in the investment banking firm Carolina Financial Group, Inc., and serving in the positions of Chairman and director for certain Belk stores, a retail department store chain. Mr. Belk has also previously served as a director of Monroe Hardware Co., Inc., a wholesaler of hardware materials. Mr. Belk has a JD with an LLM — Taxation and a Masters in Business Administration. He is a director of British West Indies Trading Company.

William R. Brooks, 64, has been a director of Sonic since its organization in January 1997. Mr. Brooks also served as Sonic’s initial Chief Financial Officer, Treasurer, Vice President and Secretary from January 1997 to April 1997. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI, became Executive Vice President of SMI in February 2004 and became Vice Chairman in 2008. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the Vice President of Charlotte Motor Speedway (formerly Lowe’s Motor Speedway) and a Vice President and director of Atlanta Motor Speedway.

Bernard C. Byrd, Jr., 51, is an entrepreneur with more than twenty-five years of experience in a variety of business ventures. From 2005-2013, he served as the President and Chief Executive Officer of Secure EDI Health Group, a healthcare technology firm. In addition, Mr. Byrd owns Tri Cities Restaurant Group, a company with more than 20 Wendy’s franchises in Tennessee and Virginia. From 1998 to 2006, Mr. Byrd founded and served as Chairman and Chief Executive Officer of HRAmerica, Inc., a human resources outsourcing firm. Mr. Byrd graduated from California State Polytechnic University with a degree in Business Administration. He is not related to our Executive Vice President and Chief Financial Officer, Heath R. Byrd.

Victor H. Doolan, 73, has been a director of Sonic since July 2005. Prior to being appointed as a director, Mr. Doolan served for approximately three years as president of Volvo Cars North America until his retirement in March 2005. Prior to joining Volvo, Mr. Doolan served as the Executive Director of the Premier Automotive Group, the luxury division of Ford Motor Company from July 1999 to June 2002. Mr. Doolan also enjoyed a 23-year career with BMW, culminating with his service as President of BMW of North America from

September 1993 to July 1999. Mr. Doolan has worked in the automotive industry for approximately 37 years. Mr. Doolan also served as a director of Blue Fire Ethanol Fuels Inc. until December 2010.

Robert Heller, 74, has been a director of Sonic since January 2000. Mr. Heller served as a director of FirstAmerica Automotive, Inc. from January 1999 until its acquisition by Sonic in December 1999. Mr. Heller was a director and Executive Vice President of Fair, Isaac and Company from 1994 until 2001, where he was responsible for strategic relationships and marketing. From 1991 to 1993, Mr. Heller was President and Chief Executive Officer of Visa U.S.A. Mr. Heller is a former Governor of the Federal Reserve System, and has had an extensive career in banking, international finance, government service and education. Mr. Heller currently serves as director of Bank of Marin Bancorp, a public company traded on the Nasdaq.

Robert L. Rewey, 75, has been a director of Sonic since December 2001. Mr. Rewey served as the Group Vice President of Ford Motor Company’s North American Operations and Global Sales, Marketing and Customer Services from January 2000 until his retirement in April 2001. During his career with Ford, Mr. Rewey also served as President of Lincoln Mercury Division and then Ford Division and Group Vice President of North American sales, marketing and customer service. He has served on the board of directors of Volvo Cars and Mazda Corporation. In his prior positions, Mr. Rewey was responsible for initiating Ford’s global brand, motorsports and marketing executive development strategies. He also implemented innovations in Six Sigma for sales and marketing and developed short term vehicle leasing. Mr. Rewey has served as a member of the Board of Visitors, Fuqua School, Duke University and the Dean’s Council, Fisher School of Business, Ohio State University. Mr. Rewey currently serves as a director of SMI and of LoJack Corporation, a public company traded on the Nasdaq.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF ALL OF THE DIRECTOR — NOMINEES

Director Independence

Because Mr. Bruton Smith holds more than 50% of the voting power of Sonic’s Common Stock, Sonic qualifies as a “controlled company” for purposes of the NYSE’s listing standards and is, therefore, not required to comply with all of the requirements of those listing standards, including the requirement that a listed company have a majority of independent directors. Nevertheless, Sonic is committed to having its board membership in favor of independent directors as evidenced by Sonic’s Corporate Governance Guidelines.

Our Board of Directors has determined that a majority of Sonic’s directors, including Messrs. Belk, Byrd, Doolan, Heller and Rewey, and all of the members of Sonic’s board committees, are “independent directors” within the meaning of the NYSE’s current listing standards and the rules and regulations of the SEC. The Board’s determination was based in part on its assessment of each director’s relationship with Sonic and the materiality of that relationship in light of all relevant facts and circumstances, not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to which the director is related and organizations with which the director is affiliated. The Board of Directors applied Categorical Standards for Determination of Director Independence, which the Board adopted to assist it in evaluating the independence of each of its directors, and also considered the following transactions, relationships or arrangements. For Mr. Rewey, the Board of Directors considered his position as a non-employee director of SMI and any transactions between Sonic and its subsidiaries and SMI and its subsidiaries. The Board of Directors also considered Mr. Rewey’s position as a non-employee director of LoJack and any transactions between LoJack and Sonic and its subsidiaries and Mr. Rewey’s engagement as a consultant by Dealer Tire, LLC and any relationships between Dealer Tire, LLC and Sonic and its subsidiaries or its executive officers. The Board of Directors determined that none of these transactions, relationships or arrangements impaired any of these individuals’ independence and that each of the independent directors met the Categorical Standards for Determination of Director Independence.

Board Meetings and Committees of the Board

Attendance at Board and Committee Meetings.    Our Board of Directors held five meetings during 2013. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Executive Sessions of the Board of Directors.    The non-management directors meet in executive session without members of management present prior to or after each board meeting. Mr. Belk, as lead independent director, presides over these executive sessions of non-management directors.

Attendance at Annual Meetings of Stockholders.    Pursuant to the Board of Directors’ policy, all directors are strongly encouraged to attend our annual stockholders meetings. All of our directors attended last year’s annual stockholders meeting.

Board Leadership Structure and Role in Risk Oversight.    Sonic’s principal executive officer, Mr. O. Bruton Smith, also serves as the chairman of Sonic’s Board of Directors. Because of Mr. O. Bruton Smith’s extensive business experience (and in particular the automotive industry), his founding of Sonic and his significant equity ownership in Sonic, and in light of the majority of independent directors on Sonic’s board, Sonic has determined it is appropriate that Mr. Smith serve in both roles. Sonic’s lead independent director, Mr. Belk, presides over executive sessions of non-management directors without the presence of management, and coordinates feedback to the Chief Executive Officer on behalf of the non-employee directors regarding business issues and Board management.

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to Sonic. Sonic’s Board of Directors, including through Board committees comprised solely of independent directors, regularly reviews various areas of significant risk to Sonic, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full Board include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions. Sonic’s Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Sonic’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks (insurance, interest rate hedging, credit and debt), matters reported to the Audit Committee through the Internal Audit Department and through anonymous reporting procedures, risks posed by significant litigation matters, cyber risks and compliance with applicable laws and regulations. Sonic’s NCG Committee monitors compliance with Sonic’s Code of Business Conduct and Ethics, evaluates proposed affiliate transactions for compliance with Sonic’s Charter and applicable contracts, and reviews compliance with applicable laws and regulations related to corporate governance. Sonic’s Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent, and risks related to the design of compensation programs established by the Compensation Committee for Sonic’s executive officers.

Committees of the Board of Directors and their Charters.    The Board has three standing committees: the Audit Committee, the Compensation Committee, and the NCG Committee. Each of these committees acts pursuant to a written charter, which was adopted by the Board of Directors and most recently amended in February 2013 for the Audit Committee, February 2006 for the NCG Committee and December 2007 for the Compensation Committee.

The Audit Committee currently consists of Messrs. Heller (chairman), Belk, Byrd and Doolan. The Compensation Committee currently consists of Messrs. Rewey (chairman), Belk, Doolan and Heller. The NCG Committee currently consists of Messrs. Doolan (chairman), Byrd and Rewey. Set forth below is a summary of the principal functions of each committee.

Audit Committee

The Audit Committee appoints Sonic’s independent accountants, reviews and approves the scope and results of audits performed by them and the Company’s internal auditors, and reviews and approves the independent accountant’s fees for audit and non-audit services. It also reviews certain corporate compliance matters and reviews the adequacy and effectiveness of the Company’s internal accounting and financial controls, its significant accounting policies, and its financial statements and related disclosures. A more detailed description of the Audit Committee’s duties and responsibilities can be found in its charter. Our Board of Directors has determined that each of Messrs. Heller, Belk, Byrd and Doolan qualifies as an “audit committee financial expert” as defined by the current rules of the SEC, is “financially literate” as that term is defined by the rules of the NYSE, has accounting or related financial management expertise and is “independent” under the rules and regulations of the SEC, including as defined in Rule 10A-3(b)(1), and the current listing standards of the NYSE. The Audit Committee met eleven times during 2013.

Audit Committee Report

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to Sonic’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Sonic’s financial reports. The Audit Committee manages Sonic’s relationship with Sonic’s independent accountants, who are ultimately accountable to the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “financially literate” as such term is defined by the listing rules of the NYSE and “independent” as such term is defined by the current rules of the NYSE and the SEC.

The Audit Committee reviewed and discussed the audited financial statements of Sonic with management and Ernst & Young LLP, Sonic’s independent accountants. Management has the responsibility for preparing the financial statements, certifying that Sonic’s financial statements are complete, accurate, and prepared in accordance with generally accepted accounting principles, and implementing and maintaining internal controls and attesting to internal control over financial reporting. The independent accountants have the responsibility for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee also discussed and reviewed with the independent accountants all matters required to be discussed by generally accepted auditing standards, including those described in Statement Auditing Standards No. 61 (SAS No. 61), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T and the additional matters required to be discussed under Auditing Standard No.16, Communications with Audit Committees (AS 16). With and without management present, the Audit Committee discussed and reviewed the results of the independent accountants’ audit of the financial statements.

During 2013, the Audit Committee met eleven times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement for the quarters ended December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013 with the Chief Financial Officer and the independent accountants prior to public release. In addition, the Audit Committee regularly monitored the progress of management and the independent accountants in assessing Sonic’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress throughout the year.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent accountants the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee met separately with management, internal auditors and the independent accountants to discuss, among other things, the adequacy and effectiveness of Sonic’s internal accounting and financial controls, the internal audit function’s organization, responsibilities, budget and staffing and reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks.

Based on these reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board and the Board approved that Sonic’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Committee also recommended the appointment of the independent accountants, Ernst & Young LLP, as Sonic’s independent accountants for the year ended December 31, 2014 and the Board concurred in such recommendation.

Robert Heller, Chairman

William I. Belk

Bernard C. Byrd, Jr.

Victor H. Doolan

Compensation Committee

The Compensation Committee administers certain compensation and employee benefit plans of Sonic and annually reviews and determines compensation of all executive officers of Sonic. The Compensation Committee administers the Sonic Automotive, Inc. 1997 Stock Option Plan (“Stock Option Plan”), the Sonic Automotive, Inc. Employee Stock Purchase Plan, the Incentive Compensation Plan, the Sonic Automotive, Inc. 2004 Stock Incentive Plan (“2004 Stock Incentive Plan”), the Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”), the Sonic Automotive, Inc. 2012 Stock Incentive Plan (“2012 Stock Incentive Plan”) and certain other employee stock plans, approves individual grants of equity-based compensation under the plans it administers and periodically reviews Sonic’s executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Sonic’s or its executives’ performance. The Compensation Committee also periodically reviews compensation of non-management directors and makes recommendations to the Board of Directors, who determines the amount of such compensation. In formulating its recommendation to the Board, the Compensation Committee considers the recommendations of management and, from time to time, independent consulting firms that specialize in executive compensation. In affirmatively determining the independence of any director who serves on the Compensation Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to Sonic which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member. The Board of Directors has determined that all Compensation Committee members are “independent” as defined in the current listing standards of the NYSE and the rules and regulations of the SEC. The Compensation Committee met six times during 2013.

Nominating and Corporate Governance Committee

The NCG Committee is responsible for identifying individuals who are qualified to serve as directors of Sonic and for recommending qualified nominees to the Board for election or re-election as directors of Sonic. The NCG Committee will consider director nominees submitted by stockholders in accordance with the provisions of Sonic’s Bylaws. The NCG Committee is also responsible for recommending committee members and chairpersons of committees of our Board and for establishing a system for, and monitoring the process of, performance reviews of the Board and its committees. Finally, the NCG Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to Sonic and for monitoring compliance with Sonic’s Code of Business Conduct and Ethics. The Board of Directors has determined that all NCG Committee members are “independent” as defined in the current listing standards of the NYSE and the rules and regulations of the SEC. The NCG Committee met four times during 2013.

The NCG Committee has a process of identifying and evaluating potential nominees for election as members of the Board of Directors, which includes considering recommendations by directors and management and may include engaging third party search firms to assist the NCG Committee in identifying and evaluating potential nominees. The NCG Committee has adopted a policy that stockholder nominees for director will be treated the same as nominees submitted by other directors or management.

As set forth in Sonic’s Bylaws, Sonic’s Corporate Governance Guidelines and the charter of Sonic’s NCG Committee, the NCG Committee considers potential nominees for directors from all sources, develops information from many sources concerning the potential nominee, and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board of Directors. Sonic’s qualification standards for directors are set forth in its Corporate Governance Guidelines. These standards include the director’s or nominee’s:

•	independent judgment;

•	ability to qualify as an “independent” director (as defined under applicable SEC rules and regulations and NYSE listing standards);

•	ability to broadly represent the interests of all stockholders and other constituencies;

•	maturity and experience in policy making decisions;

•	time commitments, including service on other boards of directors;

•	business skills, background and relevant expertise that are useful to Sonic and its future needs;

•	willingness and ability to serve on committees of the board of directors; and

•	other factors relevant to the NCG Committee’s determination.

As stated in Sonic’s Corporate Governance Guidelines, the Board of Directors should be composed ideally of persons having a diversity of skills, background and expertise that are useful to Sonic and its future and ongoing needs. With this goal in mind, when considering potential nominees for the Board of Directors, the NCG Committee considers the standards above and each potential nominee’s individual qualifications in light of the composition and needs of the Board of Directors at such time and its anticipated composition and needs in the future, but a director nominee should not be chosen nor excluded based on race, color, gender, national origin or sexual orientation.

Based on this process, the NCG Committee identified and recommended that Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith, William I. Belk, William R. Brooks, Bernard C. Byrd, Jr., Victor H. Doolan, Robert Heller and Robert L. Rewey be nominated for re-election to the Board of Directors. In determining each nomination was appropriate and that each is qualified to serve on the Board of Directors, the NCG Committee considered the following:

William I. Belk:    Mr. Belk has extensive consumer retail experience, serving in many positions of responsibility over a lengthy previous career in Belk Stores, a retail department store chain in the Southeastern U.S. controlled by the Belk family; has served on Sonic’s Board of Directors, Audit Committee and Compensation Committee since March 1998; and has further served as Sonic’s Lead Independent Director since August 2002.

William R. Brooks:    Mr. Brooks has significant accounting and financial management expertise, having served as Chief Financial Officer of SMI, a publicly traded corporation, since 1994; has further served on Sonic’s Board of Directors since the company’s inception in 1997; and also serves as an officer and director of SFC, which is the largest stockholder of Sonic.

Bernard C. Byrd, Jr.:    Mr. Byrd has significant management and financial expertise in a variety of industries, including healthcare, human resources and restaurant industries. He previously served as the President and CEO of Secure EDI Health Group, a healthcare technology firm, and founded and served as Chairman and CEO of HRAmerica, Inc., a human resources firm. In addition to these positions, Mr. Byrd has significant experience in the development of new businesses and corporate transactions.

Victor H. Doolan:    Mr. Doolan has significant expertise in the automotive industry, and particularly in manufacturing, sales and marketing, serving previously as President of Volvo Cars North America, as Executive Director of the Premier Automotive Group (the luxury division of Ford Motor Company during his tenure), and a 23-year career with BMW culminating with his service as President of BMW of North America; and has served on Sonic’s Board of Directors, Audit Committee and Nominating and Corporate Governance Committee since July 2005, and on Sonic’s Compensation Committee since December 2009.

Robert Heller:    Mr. Heller has significant expertise in economics, business, banking and consumer finance, having served previously as a Governor of the Federal Reserve System, President and Chief Executive Officer of Visa U.S.A., and as a director and Executive Vice President of Fair, Isaac and Company; and has served on Sonic’s Board of Directors, Audit Committee and Compensation Committee since January 2000.

Robert L. Rewey:    Mr. Rewey has significant expertise in the automotive industry, and particularly in manufacturing, sales and marketing; during a lengthy and distinguished career with Ford Motor Company, Mr. Rewey held numerous positions of authority, including Group Vice President of Ford Motor Company’s North American Operations and Global Sales, Marketing and Customer Services, President of the Ford Division, President of the Lincoln Mercury Division; and has served on Sonic’s Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee since December 2001.

B. Scott Smith:    Mr. Smith is the Co-Founder of Sonic; has served as an executive officer and director of Sonic since the company’s inception in 1997; has over 24 years of experience working in the automobile dealership industry; is the son of Mr. O. Bruton Smith; and owns, directly and indirectly, a substantial percentage of Sonic’s outstanding Common Stock that provides him with a significant level of voting power of Sonic.

David Bruton Smith:    Mr. Smith has over 15 years of experience working in the automobile dealership industry; has served in several key roles as a manager and officer of Sonic over his more than 15 years of employment with the company; and is the son of Mr. O. Bruton Smith.

O. Bruton Smith:    Mr. Smith is the Founder of Sonic; has served as Chairman and Chief Executive Officer of Sonic since the company’s inception in 1997; owns, directly and indirectly, a significant percentage of Sonic’s outstanding Common Stock that provides him with majority voting power of Sonic; and has extensive expertise in the automotive dealership industry, having worked in the industry since 1966.

How to Communicate with the Board of Directors and Non-Management Directors

Stockholders or interested parties wishing to communicate with our Board of Directors, or any of our individual directors, including the lead independent director presiding over non-management executive sessions, may do so by sending a written communication addressed to the respective director(s), or in the case of communications to the entire Board of Directors addressed to the attention of Sonic’s Corporate Secretary, in care of Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211. Stockholders or interested parties wishing to communicate with our non-management directors as a group may do so by sending a written communication to William I. Belk, as lead independent director, at this address. Any communication addressed to any director that is received at Sonic’s principal office will be delivered or forwarded to the respective director(s) as soon as practicable. Any communication addressed to the Board of Directors, in general, will be promptly delivered or forwarded to each director.

Stockholder Nominations of Directors

Stockholders may recommend a director candidate for consideration by the NCG Committee by submitting the candidate’s name in accordance with provisions of our Bylaws, which require advance notice to Sonic and certain other information. In general, under the Bylaws, the written notice must be received by Sonic’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain, among other things, the nominee’s name, date of birth, business and residential addresses and the information that would be required to be disclosed about the nominee pursuant to the SEC’s rules in a proxy statement and, with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business addresses of the stockholder and any person acting in concert with the stockholder, a representation that the stockholder is a record holder of Common Stock, a description of all arrangements, understandings or relationships between or among the stockholder, any person acting in concert with the stockholder and the nominee and the class and number of shares of Common Stock beneficially owned by the stockholder and any person acting in concert with that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Sonic’s Bylaw provisions by writing to Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic’s principal executive offices.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 20 to 40 of this Proxy Statement.

Our compensation policies and procedures are competitive, are focused primarily on pay for performance principles and are intended to align with the long-term interests of our stockholders. We also believe that both the Company and stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. We are providing Sonic’s stockholders an opportunity to cast a non-binding advisory vote on our compensation program at the Annual Meeting. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a Sonic stockholder, an opportunity to endorse or not endorse the compensation we pay to our named executive officers.

We were pleased to have received a favorable vote for our compensation practices at our last annual meeting of stockholders, with approximately 94% of votes cast approving these practices. Our Compensation Committee considered these voting results a strong affirmation of stockholder support for our compensation practices. Our Compensation Committee will continue to consider the outcome of Sonic’s say-on-pay votes when making future compensation decisions for named executive officers.

We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement for additional details on Sonic’s executive compensation, including Sonic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2013.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices used to structure compensation, which are described in this Proxy Statement. Accordingly, we are asking you to vote, on a non-binding advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Sonic Automotive, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 20 to 40 of this Proxy Statement, is hereby approved.”

Your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE INCENTIVE COMPENSATION PLAN

On October 16, 2013, the Compensation Committee adopted an amendment and restatement of the Incentive Compensation Plan. The Incentive Compensation Plan is a performance-based plan that provides cash awards to selected executive officers and key employees if pre-established performance goals are met. The Incentive Compensation Plan is intended to meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that awards paid under the Incentive Compensation Plan may qualify for a federal income tax deduction. As amended and restated, the Incentive Compensation Plan includes certain changes that require stockholder approval. In addition, in order to satisfy one of the requirements for deductibility under Section 162(m) of the Code, Sonic must periodically resubmit the Incentive Compensation Plan for stockholder approval. Therefore, stockholder approval is being sought with respect to the amended and restated Incentive Compensation Plan in its entirety.

The Incentive Compensation Plan was last approved by Sonic’s stockholders on May 11, 2009. The Incentive Compensation Plan is intended to allow Sonic to provide incentives to highly-qualified executives and other key employees that motivate them to continue service with Sonic, devote their best efforts to Sonic and improve Sonic’s economic performance, thus enhancing the value of Sonic for the benefit of stockholders. As noted above, the Incentive Compensation Plan also is intended to meet the requirements for performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code generally imposes a $1 million limit on Sonic’s annual federal income tax deduction for compensation with respect to its Chief Executive Officer and the three other most other highly compensated officers (but, under current guidance, generally excluding the principal financial officer). Compensation that qualifies as performance-based compensation under Section 162(m) of the Code is not subject to this deduction limit. Compensation qualifies as performance-based only if it satisfies certain requirements, including that the material terms of the plan under which the compensation is paid are disclosed to and approved by the stockholders.

Sonic reserves the right to pay discretionary bonuses or other types of compensation that may not be deductible under Section 162(m) of the Code, including arrangements outside of the Incentive Compensation Plan, and nothing in this proposal precludes Sonic from exercising such right. However, no employee has a guaranteed right to any discretionary bonus as a substitute for a performance-based bonus if performance goals are not met under the Incentive Compensation Plan or if the stockholders do not reapprove the Incentive Compensation Plan. In addition, there is no guarantee that incentive awards under the Incentive Compensation Plan that are intended to qualify as tax deductible under Section 162(m) of the Code will ultimately be determined as such by the Internal Revenue Service.

In addition to minor changes, the primary substantive changes in the amended and restated Incentive Compensation Plan are (a) an increase in the maximum allowable payment to a participant for any calendar year from $3 million to $4 million, and (b) a provision that all awards granted under the Incentive Compensation Plan are subject to the terms and conditions of any Company policy and/or applicable law, regulation or stock exchange listing requirement regarding clawbacks, forfeitures or recoupments. The amended and restated Incentive Compensation Plan also clarifies, for the avoidance of doubt, that the Compensation Committee may establish for any participant a method or formula for determining the maximum amount payable (subject to the specified maximum under the Incentive Compensation Plan) based on the level of achievement for one or more performance goals designated under the Incentive Compensation Plan, and also establish a method or formula for determining the actual amount payable (a so-called “plan within a plan”) which may, but need not, be based on the performance goals specified under the Incentive Compensation Plan. Otherwise, the material terms of the Incentive Compensation Plan, including eligibility and the types of performance criteria that awards may be based upon, have not changed since our stockholders last approved the Incentive Compensation Plan.

The following is a summary of the Incentive Compensation Plan, as most recently amended and restated. The summary describes the principal features of the Incentive Compensation Plan, but it is qualified by reference to the full text of the amended and restated Incentive Compensation Plan, which is included in this Proxy Statement as Appendix A.

Summary of the Incentive Compensation Plan

Administration

The Incentive Compensation Plan is administered by the Compensation Committee, which consists solely of two or more outside directors. The Compensation Committee has the authority, in its sole discretion, to grant awards under the Incentive Compensation Plan; to determine the recipients and timing of awards; to determine the terms, conditions, restrictions, applicable performance periods and performance goals relating to any award; to adjust compensation payable upon attainment of performance goals (subject to limitations); to construe and interpret the Incentive Compensation Plan and any awards; to determine all questions arising under the Incentive Compensation Plan or any award; to prescribe, amend and rescind rules and regulations relating to the Incentive Compensation Plan; and to make all other determinations and take all other actions deemed necessary or advisable for the Incentive Compensation Plan’s administration.

Eligibility

Executive officers and other key employees of Sonic and its subsidiaries are eligible to receive awards under the Incentive Compensation Plan. The Compensation Committee selects the employees who will participate, and may take into account such factors as it deems relevant in making that determination. An employee who is a participant for one performance period is not assured of being selected to participate in any subsequent performance period. The actual number of employees who are eligible to participate in the Incentive Compensation Plan may vary and cannot be determined in advance because the Compensation Committee has the discretion to select the participants. The Compensation Committee historically has designated the named executive officers as participants in the Incentive Compensation Plan each year. Five executive officers have been selected for participation in the Incentive Compensation Plan for the 2014 calendar year.

Performance Goals

For each participant, the Compensation Committee establishes in writing the performance goals, the performance period over which such goals will be measured and the amount of or the formula for determining the participant’s actual incentive award with respect to such performance period. The Compensation Committee must establish all of these terms in writing by no later than 90 days after the beginning of the applicable performance period (or, if earlier, by the date on which 25% of the period has been completed).

The performance goals established by the Compensation Committee must be objectively determinable (i.e., such that a third party with knowledge of the relevant facts could determine whether the goals have been met). The Compensation Committee may establish performance goals in its discretion based on one or more of the following:

• stock price	• expense reduction levels

• market share	• debt levels (including borrowing capacity)

• earnings per share (basic or diluted)	• return on assets (gross or net)

• net earnings	• debt to equity ratio

• operating or other earnings	• debt to capitalization ratio

• gross or net profits	• consummation of debt offerings

• revenues	• consummation of equity offerings

• financial return ratios	• growth in assets, sales, or market share

• stockholder return	• customer satisfaction

• cash position	• debt rating

• return on equity	• share count reduction

• return on investment	• gross or operating margins

• cash flow measures (including operating cash flow, free cash flow, and cash flow return on investment)	• sales (including Company-wide sales and dealership sales)

•    reducing, retiring or refinancing all or a portion of the Company’s long-term or short-term public or private debt or similar financial obligations (including the attainment of a certain level of reduction in such debt)

• strategic business objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, or goals relating to acquisitions or divestitures

• contractual compliance (including maintaining compliance with financial and other covenants, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants)

Performance goals may be based on:

•	the performance of Sonic,

•	the performance of one or more divisions, business units or subsidiaries of Sonic,

•	the performance of Sonic and its subsidiaries as a whole, or

•	any combination of the foregoing.

Performance goals also may be expressed by reference to the participant’s individual performance with respect to any of the performance criteria.

The Incentive Compensation Plan provides that performance goals may be expressed in such form as the Compensation Committee determines, including in either absolute or relative terms (including, but not limited to, relative comparison to a pre-established target, to previous years, or to other companies or other external measures), in percentages, in terms of growth over time or otherwise. Performance goals do not have to be based upon an increase or positive result under one of the above criteria and could include, for example, maintaining the status quo or the limitation of economic losses (measured in such case by reference to the specific criteria). Performance goals may provide for determination either before or after taxes and for the inclusion or exclusion of items such as:

•	asset write-downs or impairment charges,

•

the effect of unusual or extraordinary charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, discontinued operations, reductions in force, refinancing/restructuring of short-term and/or long-term debt, or other extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing in Sonic’s annual report to stockholders for the applicable year,

•	litigation or claim expenses, judgments or settlements, and/or

•	changes in accounting principles or tax laws or other laws or provisions affecting reported results.

The performance goals established by the Compensation Committee can be particular to a participant and/or different each performance period.

The Compensation Committee also can establish subjective performance goals for participants, but the subjective performance goals may be used only to reduce, and not increase, an award otherwise payable under the Incentive Compensation Plan to covered employees for purposes of Section 162(m) of the Code.

Awards

A participant’s potential incentive award must be based on an objective formula or standard, and can be expressed as a dollar amount, a percentage of salary, a percentage of the applicable criteria underlying the specified performance goal(s) (or a percentage in excess of a threshold amount) or otherwise. The Compensation Committee also can designate a range, pursuant to which the actual amount of an incentive award may vary depending upon the extent to which the performance goals for the performance period have been attained. The Compensation Committee also may establish for any participant a method or formula for determining the maximum amount payable (subject to the specified maximum under the Incentive Compensation Plan) based on the level of achievement for designated performance goals under the Incentive Compensation Plan, and also establish a method or formula for determining the actual amount payable (a so-called “plan within a plan”) which may, but need not, be based on the performance goals specified under the Incentive Compensation Plan. The Compensation Committee also may establish a participant’s potential incentive award as a percentage of a bonus pool, as long as the sum of the individual maximum percentages of the bonus pool that each participant potentially could receive does not exceed 100%.

Before payment of an incentive award can be made, the Compensation Committee must certify in writing the extent to which the performance goals have been reached. The Compensation Committee may, in its discretion, reduce or eliminate the amount payable to any participant based upon such factors as the Compensation Committee deems relevant. As amended and restated, the Incentive Compensation Plan provides that the maximum amount payable with respect to an incentive award to any participant during any calendar year is $4 million.

Payment of any incentive award is made as soon as administratively practicable following the Compensation Committee’s certification, provided that any such payment is to be made between January 1 and March 15 of the calendar year following the calendar year in which the performance period ends. All awards are paid in a cash lump sum, subject to applicable withholding. Participants generally must be employed on the payment date to receive the award (or, alternatively, on the last day of the performance period, if the Compensation Committee has substituted this alternative requirement for the participant at the time it established the performance goals). However, if the participant’s employment terminates due to death or disability, a pro-rated award generally may be paid so long as the performance goals were achieved.

As amended and restated, the Incentive Compensation Plan provides that all incentive awards are subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by Sonic from time to time and all incentive awards are subject to clawback, forfeiture and recoupment in accordance with any applicable law, regulation or stock exchange listing requirement. In addition, by accepting any award, each participant agrees to repay to Sonic any amount that may be required to be repaid under any such policy, law, regulation or stock exchange listing requirement.

The Incentive Compensation Plan does not preclude Sonic from establishing other or additional compensation arrangements, including an arrangement not intended to meet the requirements for performance-based compensation under Section 162(m) of the Code.

Section 409A of the Code

Section 409A of the Code provides requirements for certain nonqualified deferred compensation arrangements. If applicable, Section 409A of the Code also imposes penalties (including an additional 20% tax) on the recipient of deferred compensation in the event such compensation fails to comply with Section 409A. Awards granted under the Incentive Compensation Plan are intended to constitute short-term deferrals under Section 409A and therefore be exempt from the requirements of Section 409A of the Code. To the extent that payment of any award may be deferred in accordance with Section 409A of the Code under a nonqualified deferred compensation plan established by Sonic, the terms of such nonqualified deferred compensation plan govern the deferral. Sonic does not guarantee to any participant that the Incentive Compensation Plan or any incentive award complies with or is exempt from Section 409A of the Code and Sonic will not have any liability to, indemnify or hold harmless any individual with respect to any tax consequences that arise from any such failure to comply with or meet an exemption under Section 409A of the Code.

Amendment, Suspension or Termination

The Board of Directors or the Compensation Committee can amend, suspend or terminate the Incentive Compensation Plan at any time, subject to stockholder approval if necessary to satisfy the requirements for performance-based compensation under Section 162(m) of the Code. Generally, no amendment, suspension or termination of the Incentive Compensation Plan may adversely affect the rights of a participant with respect to an award previously granted under the Incentive Compensation Plan without the participant’s consent. However, the Incentive Compensation Plan or any incentive award can be amended without a participant’s consent if the Board of Directors or the Compensation Committee deems the amendment necessary or advisable to comply with applicable law.

Reapproval by the Stockholders

Sonic intends to resubmit the Incentive Compensation Plan to Sonic’s stockholders as necessary for awards paid under the Incentive Compensation Plan to satisfy the stockholder approval requirement for performance-based compensation under Section 162(m) of the Code. To comply with this rule, Sonic currently is required to resubmit the Incentive Compensation Plan for stockholder approval approximately every five years.

Plan Benefits

The amounts paid to our named executive officers under the Incentive Compensation Plan for 2013 are set forth in the “Summary Compensation Table” in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee has designated, and established performance goals for, five participants in the Incentive Compensation Plan for the 2014 calendar year: Messrs. O. Bruton Smith, B. Scott Smith, David B. Smith, Jeff Dyke and Heath R. Byrd. The actual amounts to be paid under those awards are dependent on Sonic’s future performance and are therefore not presently determinable.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE INCENTIVE COMPENSATION PLAN

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as the principal independent registered public accounting firm of Sonic for the fiscal year ending December 31, 2014. Other than from May 14, 2012 to May 25, 2012, Ernst & Young LLP has acted in such capacity for Sonic since the Audit Committee approved the engagement of Ernst & Young LLP on June 9, 2008.

Ernst & Young LLP’s reports on the financial statements for each of the fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nevertheless, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Sonic.

Fees and Services

For the fiscal years ended December 31, 2012 and 2013, fees for services provided by Ernst & Young LLP were as follows:

	2012	2013
Audit Fees (1)
Recurring Audit and Quarterly Reviews	$2,150,000	$3,600,000
Registration Statements and Related Services	490,780	235,000
Audit-Related Fees (2)	369,067	618,085
Tax Fees (3)
Tax Compliance Services	—	—
Tax Planning and Advice	166,656	66,573
All Other Fees (4)	1,995	1,995

(1)	Audit fees consist of fees billed for professional services rendered in connection with or related to the audit of our consolidated annual financial statements, for the review of interim consolidated financial statements in Form 10-Qs, for service normally provided in connection with statutory and regulatory filings or engagements, including registration statements, and for services related to compliance with Section 404 of the Sarbanes-Oxley Act. Certain of Ernst & Young LLP’s fees were billed in 2014 as services were rendered in connection with the audit of Sonic’s financial statements for the fiscal year ended December 31, 2013.

(2)	Audit-related fees consist of fees billed in the respective year for assurance and related services reasonably related to the performance of the audit or review of our audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.” Certain of Ernst & Young LLP’s fees were billed in 2014 as services were rendered in connection with the audit of Sonic’s financial statements for the fiscal year ended December 31, 2013.

(3)	Tax fees consist of fees billed in the respective year for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed in the respective year for products and services other than the services reported in other categories.

The Audit Committee considers the provision of these non-audit services to be compatible with maintaining Ernst & Young LLP’s independence.

Pre-approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all services provided by Sonic’s independent registered public accounting firm and pre-approved all of the services provided in 2013. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated its pre-approval authority to its chairman. The chairman in turn reports to the Audit Committee at least quarterly on audit and non-audit services he pre-approved since his last report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers for 2013 (“Named Executive Officers”), who were:

Name	Title
O. Bruton Smith	President and Chief Executive Officer
B. Scott Smith	President, Chief Strategic Officer
Heath R. Byrd	Executive Vice President and Chief Financial Officer (beginning April 1, 2013)
David Bruton Smith	Executive Vice President
Jeff Dyke	Executive Vice President of Operations
David P. Cosper	Former Chief Financial Officer

2013 Executive Officer Compensation Program

The Compensation Committee believes that its compensation philosophy continues to drive our Named Executive Officers and salaried employees to produce sustainable, positive results for the Company and our stockholders. In this regard, the policy of the Compensation Committee is to:

•	link executive compensation to Sonic’s business strategy and performance to attract, retain and reward key executive officers;

•	provide performance incentives and equity-based compensation intended to align the long-term interests of executive officers with those of Sonic’s stockholders; and

•	offer salaries, incentive performance pay opportunities and perquisites that are competitive in the marketplace.

Sonic’s executive compensation program is comprised primarily of two components: annual cash compensation, paid in the form of annual salary and performance-based bonuses, and long-term compensation, paid principally in the form of performance-based restricted shares of, performance-based restricted stock units convertible into shares of, and options to purchase, Sonic’s Class A Common Stock. This compensation program is designed to place emphasis on performance-based compensation. The Compensation Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation in the first quarter of each year based on several factors, including management’s recommendations approved by the Chief Executive Officer. Management’s recommendations are developed under the supervision of the Chief Executive Officer through a collaborative process involving members of Sonic’s senior management team. The President, Chief Financial Officer and other members of senior management presented management’s written recommendations, reports and proposals on 2013 compensation to the Compensation Committee. These recommendations and proposals addressed topics such as base salaries, overall structure, target levels and payout levels for the annual cash bonus program under Sonic’s Incentive Compensation Plan, equity awards to executive officers and management’s rationale for these recommendations. The Compensation Committee considered these recommendations before determining compensation.

In addition to management’s recommendations and proposals, in 2013, the Compensation Committee engaged Towers Watson, an independent consulting firm that specializes in executive compensation, to provide an analysis of the competitiveness of base salaries, annual cash bonus programs, total cash compensation (base salary plus cash bonus), long-term incentives and total direct compensation (total cash compensation plus the value of long-term incentives), paid by Sonic to its executive officers in comparison to similarly-situated executive officers of certain publicly traded automotive retail peer companies (Asbury Automotive Group, Inc., AutoNation, Inc., CarMax, Inc., Group 1 Automotive, Inc., and Penske Automotive Group, Inc.) and certain other companies recommended by Towers Watson as appropriate for comparison based on similarity in size and nature of business (Advance Auto Parts, Inc., AutoZone, Inc., Avis-Budget Group, Inc., Dick’s Sporting Goods, Inc., Dollar Tree, Inc., Dollar General Corporation, Family Dollar Stores, Inc., Genuine Parts Co., Hertz Global Holdings, Inc., O’Reilly Automotive, Inc., and Pep Boys — Manny, Moe and Jack). Towers Watson also took into account the Company’s performance as compared to the companies in the comparison groups. In its reports, dated February 27, 2013 and March 22, 2013, Tower Watson provided a comparison of base salary, cash bonus, target and actual total cash compensation, long-term incentives and target and actual total direct compensation of each executive officer, a competitive analysis of the compensation structure of Sonic’s executive officers compared to similarly situated executive officers of the publicly traded automotive retail peer group and extended peer group, and a comparison of the Company’s performance. The Compensation Committee referred to this report and management’s recommendations in determining executive compensation for 2013.

Towers Watson does not provide other significant services to Sonic and has no other direct or indirect business relationships with Sonic or any of its affiliates. Taking these and other factors into account, the Compensation Committee has determined that the work performed by Towers Watson does not raise any conflicts of interest. Additionally, based on its analysis of certain factors identified as being relevant to compensation consultant independence, the Compensation Committee has concluded that Towers Watson is independent of the Company’s management.

The Compensation Committee also considered the affirmative stockholder advisory vote on executive compensation disclosed in the proxy statement at the Company’s 2013 annual meeting of stockholders (approximately 94% of the votes cast by our stockholders at the 2013 annual meeting were in favor of the proposal to approve, on a non-binding advisory basis, our executive compensation) as one of the many factors it considered in connection with its determining executive compensation.

Annual Cash Compensation

Annual cash compensation for Sonic’s executive officers consists of a base salary and the potential for an annual performance-based cash bonus. The annual cash compensation paid by Sonic to its executive officers during 2013 was targeted to be competitive principally in relation to other automotive retailing companies (such as those listed above included in the Peer Group Index in the performance graph appearing in our annual report to stockholders). While the Compensation Committee analyzes the competitiveness of annual cash compensation paid by Sonic to its executives in comparison to data from comparable companies, the Compensation Committee has not adopted any specific benchmarks for compensation of Sonic’s executives in comparison to other companies.

Annual Salary

The base salaries of Sonic’s Named Executive Officers and adjustments to such executive officers’ base salaries are generally based upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies and management’s recommendations. The Compensation Committee’s evaluation is based upon non-quantitative factors such as the current responsibilities of each executive officer, the compensation of similarly situated executive officers of comparable companies, the performance of each executive officer during the prior calendar year (including subjective and objective evaluations of the performance of business units and functions under the particular executive’s supervision) and Sonic’s strong operating and financial performance during the 2012 calendar year. Effective on March 1, 2013, the Compensation Committee approved base salary increases for the following executive officers in the following amounts: Mr. O. Bruton Smith, from $1,133,000 to $1,167,000; Mr. B. Scott Smith, from $978,500 to $1,007,900; Mr. David B. Smith, from $623,150 to $685,465; and Mr. Jeff Dyke, from $795,675 to $900,000. With respect to Mr. David B. Smith’s salary increase, the Compensation Committee also considered his promotion to Vice Chairman effective March 31, 2013. Effective on April 1, 2013 and in connection with his promotion to the office of Executive Vice President and Chief Financial Officer, Mr. Heath Byrd’s base salary was increased to $617,000.

Performance-Based Cash Bonuses

During 2013, Messrs. Bruton Smith, Scott Smith, Dyke, Byrd and David Bruton Smith participated in the Incentive Compensation Plan. Compensation under the Incentive Compensation Plan is intended to provide highly-qualified executives and other key employees with an incentive to devote their best efforts to Sonic and enhance the value of Sonic for the benefit of stockholders. After consideration of management’s recommendations, on March 22, 2013, the Compensation Committee established objective, performance-based goals and potential bonus award amounts for Messrs. Bruton Smith, Scott Smith, Dyke, Byrd and David Bruton Smith for the performance period beginning January 1, 2013 and ending December 31, 2013, with annual cash bonuses (if any) to be paid as soon as administratively practicable following the Compensation Committee’s determination of the extent to which the specified performance goals were achieved. The amount of potential performance-based cash bonus for these individuals (other than Mr. Byrd) was based on a percentage of their respective annual base salary during the performance period. For Mr. Byrd, the amount of potential performance-based cash bonus was based on a percentage of his salary from April 1, 2013 to December 31, 2013. The Compensation Committee established two categories of performance goals for each of the executive officers: defined earnings per share (“EPS”) levels and customer satisfaction performance for Sonic’s dealerships. In establishing the potential bonus awards for each executive officer, the Compensation Committee chose to more heavily weight the EPS component to more closely tie the executive’s bonus to the profitability of the Company.

EPS was selected as the primary performance goal with the objective to closely align the executive officers’ cash bonuses with profitability realized by the Company during 2013. For purposes of the Incentive Compensation Plan performance goals in 2013, EPS was defined as (A) Sonic’s net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted to fix the income tax rate on continuing and discontinued operations at 38.5% and to take into account the timing of the disposition of dealerships during 2013 such that the budget and actual performance of dealerships disposed of during 2013 shall be included in the calculation only for the period up to the date of such disposition, and excluding the effects of (i) any gain or loss recognized by Sonic on the disposition of dealerships (including asset or lease impairment charges related to a decision to sell a specific dealership), (ii) asset write-downs and impairment charges, (iii) debt restructuring charges and costs, (iv) litigation judgments or settlements attributable to two identified lawsuits in which Sonic or a subsidiary of Sonic is a party, (v) any assessed withdrawal liability or settlement against Sonic and/or any of Sonic’s subsidiaries with respect to any of Sonic’s dealership subsidiaries that participate in or have participated in a specified multiemployer pension plan, and (vi) the cumulative effect of any changes in GAAP during 2013, divided by (B) a diluted weighted average share count of 53,200,000 shares. On March 22, 2013, the Compensation Committee established the EPS-based performance objectives and corresponding bonus amounts for the Named Executive Officers as follows:

2013 Adjusted EPS	Bonus as Percentage of Base Salary
Less Than $1.54	0%
Minimum Objective: $1.54	50%
Interim Objective: $1.73	90%
Target Objective: $1.92	100%
Maximum Objective: $2.11 or more	150%

For performance achieved that fell between two defined objectives, the Compensation Committee determined that the bonus payable would equal a pro rata amount of the percentage bonus level between the two applicable defined objectives. The bonus payable would not exceed 150% of annual base salary earned for performance achieved above the maximum EPS objective. In establishing these bonus award amounts and performance goals, the Compensation Committee expressly reserved the right to reduce bonus awards in the event that the Compensation Committee determined that subjective or other factors warranted a reduction.

Customer satisfaction (“CSI”) performance was selected as the other performance goal in order to align the executive officers’ cash bonuses with two other important company goals: (i) meeting the expectations of our dealership customers and (ii) meeting the expectations of our manufacturers. The CSI performance objective was based on the percentage of Sonic’s dealerships, as reported by the applicable manufacturer, which for the performance period met or exceeded their applicable manufacturer’s objective CSI standard applicable to the particular dealership as of December 31, 2013. Only dealerships owned by Sonic for the entire 2013 fiscal year were to be included in determining achievement of the CSI performance goals. On March 22, 2013, the Compensation Committee established the CSI-based performance objectives and corresponding bonus amounts for the Named Executive Officers as follows:

Dealerships Achieving Manufacturer’s CSI Performance Standard as of 12/31/13	Bonus as Percentage of Base Salary
Less than 70%	0%
Minimum Objective: 70%	5%
Target Objective: 75%	15%
Maximum Objective: 80% or more	25%

For performance achieved that fell between two defined objectives, the Compensation Committee determined that the bonus payable would equal a pro rata amount of the bonus level between the two applicable defined objectives. For performance achieved above the maximum objective, the bonus payable for the CSI component would be capped at 25% of annual base salary earned during the performance period. In establishing these bonus award amounts and performance goals, the Compensation Committee expressly reserved the right to reduce bonus awards in the event that the Compensation Committee determined that subjective or other factors warranted a reduction.

Consistent with the terms of the Incentive Compensation Plan, the Compensation Committee also capped the aggregate cash bonus payable to any executive officer at a $3.0 million maximum amount.

On February 21, 2014, based on management’s report regarding Sonic’s performance against the performance-based goals, the Compensation Committee certified that the objective, performance-based criteria for the defined EPS component had been met at the target objective level because Sonic achieved a defined EPS of $1.92, and the CSI component had been met at the maximum objective level because 84.0% of the applicable dealerships had met or exceeded the requisite CSI performance. This resulted in bonuses for each criterion as follows: 100.00% of annual base salary earned during the performance period for the defined EPS component and 25% of annual base salary earned during the performance period for the CSI component. As a result, the Compensation Committee authorized award amounts for each of the executive officers for the specified levels of achievement within those performance categories in the following amounts: $1,451,880 for Bruton Smith, $1,253,935 for Scott Smith, $844,240 for David Bruton Smith, $1,103,921 for Jeff Dyke and $581,079 for Heath R. Byrd. The Compensation Committee also awarded Mr. Byrd a supplemental discretionary cash bonus of $31,068 to compensate him for his services as Vice President and Chief Information Officer for the period of January 1, 2013 through March 31, 2013. The Compensation Committee approved payment of the Incentive Compensation Plan cash bonuses to the Named Executive Officers and the supplemental discretionary cash bonus to Mr. Byrd in February 2014.

Long-term Equity Compensation

The Compensation Committee believes that equity-based compensation is an effective means of aligning the long-term interests of Sonic’s key officers and employees with those of its stockholders, to provide incentives to, and to attract and retain and to encourage equity ownership by, key officers and employees providing service to Sonic and its subsidiaries upon whose efforts Sonic’s success and future growth depends. Sonic’s long-term compensation program is based principally upon awards under the 2004 Stock Incentive Plan of (a) performance-based restricted shares of Class A Common Stock, (b) performance-based restricted stock units convertible into shares of Class A Common Stock, and/or (c) options to purchase Class A Common Stock. The size of awards of stock options, restricted stock or restricted stock units are based generally upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies and management’s recommendations submitted to the Compensation Committee. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual officers for and contribution to Sonic’s operating results (in relation to other recipients of Sonic equity awards), and their expected future contributions, as well as prior awards to the particular executive officer.

On March 22, 2013, the Compensation Committee determined it was in the best interests of Sonic’s stockholders to grant performance-based restricted stock units to Named Executive Officers of Sonic for the 2013 calendar year under the 2004 Stock Incentive Plan in the following amounts: Mr. O. Bruton Smith, 76,010; Mr. B. Scott Smith, 65,647; Mr. Jeff Dyke, 58,620; Mr. Heath Byrd, 40,187; and Mr. David Bruton Smith, 44,647.

These restricted stock units were subject to forfeiture based upon Sonic’s achievement of defined EPS levels for the 2013 calendar year, under the same criteria as established by the Compensation Committee for the defined EPS component of the executive officers’ Incentive Compensation Plan cash bonus terms for 2013 (see “— Performance-Based Cash Bonuses” above). The Compensation Committee chose the defined EPS-based performance criteria for the restricted stock unit grants for the same reasons as it was chosen to be the primary performance criteria for performance-based cash bonuses, as set forth above. Subject to meeting the EPS-based performance condition, the performance-based restricted stock unit awards vest in three annual installments, with twenty-five percent (25%) vesting on March 31, 2014, thirty percent (30%) vesting on March 22, 2015 and forty-five percent (45%) vesting on March 22, 2016. Nevertheless, the Compensation Committee chose to establish a one-year defined EPS performance condition primarily because of the difficulty of providing an accurate forecast for Sonic’s EPS for a three-year future period. Depending on the extent to which Sonic met the specified EPS performance objectives, the restricted stock units granted to the Named Executive Officers were subject to performance-based forfeiture as follows:

2013 Adjusted EPS	Percentage of Restricted Stock Unit Grant to Remain Outstanding
$2.11 or more	100% (No forfeiture)
$1.92	66.67% (33.33% forfeiture)
$1.44	50% (50% forfeiture)
Less than $1.44	0% (100% forfeiture)

For EPS performance below $1.44, the restricted stock unit grants were to be forfeited in their entirety. For EPS performance between $1.44 and $1.92 or between $1.92 and $2.11, the percentage of restricted stock units grants that would remain outstanding would be determined on a pro rata basis between the two applicable levels.

On March 22, 2013, the Compensation Committee also determined it was in the best interests of Sonic’s stockholders to grant supplemental performance-based restricted stock units to the Named Executive Officers for the 2013 calendar year under the 2004 Stock Incentive Plan in the following amounts: Mr. O. Bruton Smith, 21,423; Mr. B. Scott Smith, 18,403; Mr. Jeff Dyke, 15,010; Mr. Heath Byrd, 1,911; and Mr. David Bruton Smith, 11,674. The Compensation Committee awarded these supplemental grants to recognize the services of its five executive officers to Sonic in 2012 in light of Sonic’s strong operating and financial results in 2012.

These supplemental restricted stock units were subject to forfeiture based upon Sonic’s achievement of a defined EPS of $1.54 for the 2013 calendar year, with EPS determined under the same criteria as established by the Compensation Committee for the defined EPS component of the executive officers’ Incentive Compensation Plan cash bonus terms for 2013 (see “— Performance-Based Cash Bonuses” above). The Compensation Committee chose the defined EPS-based performance criteria for the supplemental restricted stock unit grants for the same reasons as it was chosen to be the primary performance criteria for performance-based cash bonuses, as set forth above. If the defined EPS target of $1.54 was met for the 2013 calendar year, then the supplemental restricted stock unit awards would vest in full on March 31, 2014. If the defined EPS target was not met, the supplemental restricted stock unit awards would be forfeited in their entirety.

As a result of the Company’s defined EPS achievement for fiscal year 2013, the Compensation Committee certified that the supplemental restricted stock unit grants were not subject to any forfeiture and the Compensation Committee reduced the total of the other performance-based restricted stock unit awards described above to the following amounts: Mr. O. Bruton Smith, 50,676 restricted stock units; Mr. B. Scott Smith, 43,767 restricted stock units; Mr. David Bruton Smith, 29,766 restricted stock units; Mr. Jeff Dyke, 39,082 restricted stock units; and Mr. Heath R. Byrd, 26,793 restricted stock units.

For additional details concerning the options, restricted stock and restricted stock units granted to and held by the executive officers during the 2013 calendar year, see “— Compensation of Executive Officers,” “— Grants of Plan-Based Awards During 2013,” “— Outstanding Equity Awards at Fiscal 2013 Year-End” and “— Option Exercises and Stock Vested During 2013.”

Deferred Compensation Plan and Other Benefits

The Named Executive Officers of Sonic (including the Chief Executive Officer) were also eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) during the 2013 calendar year. For 2013, executive officers could elect to defer a portion of their annual cash compensation, up to 75% of base salary and up to 100% of eligible incentive bonus amounts. Sonic does not currently make matching contributions with respect to employee deferrals. However, Sonic does make supplemental contributions for eligible employees to make up for the additional matching contributions the employees would have received under Sonic’s 401(k) plan in the absence of legal limitations on the amount of compensation that could be considered under the 401(k) plan (e.g., $255,000 for 2013). Sonic’s contributions generally vest based on an employee’s full years of Deferred Plan participation with 20% vesting for each year so that an employee is fully vested after five years of participation. Participation in the Deferred Plan is offered annually to a select group of our management and highly compensated employees. Contributions by participants in the Deferred Plan, including the executive officers, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among several different investment funds, with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. Mr. Cosper was a participant in the Deferred Plan during 2013. Please see the discussion under “— Nonqualified Deferred Compensation Plans for 2013” for further information about the Deferred Plan.

Each of the executive officers of Sonic was also afforded the use of company demonstrator vehicles for personal use during 2013. Personal use of company vehicles is a common competitive perquisite afforded to executives in the automobile dealership industry with both publicly-held and privately-owned dealership companies. During 2013, each of Messrs. Bruton Smith, Scott Smith, Cosper, David Bruton Smith, Dyke and Byrd was afforded the use of Company vehicles for personal use, the imputed value of which was $113,166 for Mr. Bruton Smith, $76,743 for Mr. Scott Smith, $41,791 for Mr. David Bruton Smith, $32,252 for Mr. Dyke and $30,380 for Mr. Byrd, each as reflected in the “All Other Compensation” column for the particular executive officer in “— Compensation of Executive Officers—Summary Compensation Table.”

The Named Executive Officers of Sonic (including the Chief Executive Officer) were also eligible in 2013 to participate in various benefit plans on similar terms to those provided to other employees of Sonic, including matching contributions under Sonic’s 401(k) plan. These benefit plans provided to employees of Sonic, including the executive officers, are intended to provide a safety net of coverage against various events, such as death, disability and retirement. Mr. Dyke, Mr. Heath Byrd and Mr. Cosper received matching contributions under Sonic’s 401(k) plan for 2013, the amounts of which are reflected in the “All Other Compensation” column for the particular executive officer in “— Compensation of Executive Officers—Summary Compensation Table.”

Supplemental Executive Retirement Plan

The Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”) was adopted effective as of January 1, 2010. The SERP is a nonqualified deferred compensation plan that is considered unfunded for federal tax purposes and intended for a select group of management or highly compensated employees. The Compensation Committee adopted the SERP in order to attract and retain key employees by providing a retirement benefit in addition to the benefits provided by Sonic’s tax-qualified and other nonqualified deferred compensation plans. The Compensation Committee selects the employees who will become SERP participants and designates each such employee as a Tier 1 participant, Tier 2 participant or Tier 3 participant. Messrs. Dyke and Cosper were designated as Tier 1 participants in the SERP effective as of January 1, 2010. Mr. Heath Byrd originally was designated as a Tier 3 participant effective May 1, 2010 but since was redesignated as a Tier 1 participant in the SERP effective as of April 1, 2013 in connection with his promotion.

Subject to a specified vesting schedule, the SERP generally provides a retirement benefit in the form of an annual payment for a period of 15 years, with the annual payment based on a specified percentage of the participant’s “final average salary.” The annual payment for a Tier 1 participant is based on 50% of final average salary. The annual payment for a Tier 2 participant is based on 40% of final average salary. The annual payment for a Tier 3 participant is based on 35% of final average salary. Final average salary generally means the average of the participant’s highest three annual base salaries during the last five plan years prior to the participant’s separation from service with Sonic. A participant is generally eligible for the vested portion of his or her SERP benefit upon normal retirement after reaching age 65 or age 55 with at least 10 years of employment with Sonic. If a participant leaves Sonic before qualifying for normal retirement, the participant’s SERP benefit generally is reduced for early retirement (in addition to application of the vesting schedule). The vested benefit is reduced by 10% for each year the participant’s payment commencement date precedes the earliest date the participant would have been eligible for normal retirement. The reduction for early retirement did not apply to Mr. Cosper. Please see the discussion under “— Pension Benefits for 2013” below for further information about the SERP.

Federal Income Tax Considerations

As noted above, the compensation paid to Sonic’s Named Executive Officers is based primarily on the performance of Sonic. The Compensation Committee considers the potential effect of Section 162(m) of the Code in designing our executive compensation program, along with other factors in the context of our overall approach to executive compensation. Section 162(m) of the Code generally limits Sonic’s annual federal income tax deduction for compensation paid to certain covered employees (generally, the Chief Executive Officer and certain other executive officers subject to Section 162(m) of the Code) to $1.0 million with respect to each such executive officer, unless the compensation meets the various technical requirements for “performance-based” compensation under Section 162(m) of the Code. Executive officer compensation attributable to stock options granted under the Stock Option Plan, 2004 Stock Incentive Plan or 2012 Stock Incentive Plan, awards of performance-based restricted stock or performance-based restricted stock units pursuant to the 2004 Stock Incentive Plan or 2012 Stock Incentive Plan, and annual cash bonuses paid under the Incentive Compensation Plan generally are intended to meet the requirements for deductible performance-based compensation. The Compensation Committee intends to continue to manage Sonic’s executive compensation program in a manner that is intended to preserve material federal income tax deductions when appropriate and if deductibility can be achieved without sacrificing flexibility and other important elements of the overall compensation program. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel. Accordingly, the Compensation Committee retains the ability to evaluate performance and compensate Sonic’s executive officers appropriately in the Committee’s judgment, even if it may result in certain compensation that may not be deductible under Section 162(m) of the Code. The

Compensation Committee believes that the flexibility to award such compensation serves the interests of Sonic and its stockholders by allowing the Compensation Committee to compensate executive officers appropriately in its discretion as circumstances warrant. In addition, there is no guarantee that incentive bonuses or awards or other compensation intended to be deductible under Section 162(m) of the Code will ultimately be determined as such by the Internal Revenue Service.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sonic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and this Proxy Statement.

Robert L. Rewey, Chairman

William I. Belk

Victor H. Doolan

Robert Heller

Compensation of Executive Officers

The following table sets forth compensation paid by or on behalf of Sonic to the principal executive officer and principal financial officer of Sonic and to Sonic’s other Named Executive Officers for services rendered during Sonic’s fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013:

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)		All Other Compensation ($)		Total ($)
O. Bruton Smith . . . . . . ..	2013	$1,161,333		$—	$1,673,609	$—	$1,451,880	$—		$113,166	(3)	$4,399,988
Chairman, Chief Executive	2012	1,127,500		318,400	1,228,362	—	1,091,183	—		98,250		3,863,695
Officer and Director (principal executive officer)	2011	1,100,000		—	614,290	—	1,760,000	—		95,390		3,569,680
B. Scott Smith .	2013	$1,003,000		$—	$1,443,122	$—	$1,253,935	$—		$76,743	(4)	$3,776,800
President, Chief Strategic	2012	973,750		274,982	1,060,856	—	942,385	—		67,975		3,319,948
Officer and Director	2011	950,000		—	530,642	—	1,520,000	—		61,900		3,062,542
David Bruton Smith	2013	$675,079		$—	$961,866	$—	$844,240	$—		$41,791	(5)	$2,522,976
Executive Vice President	2012	620,125		175,120	675,610	—	600,150	—		27,386		2,098,391
and Director	2011	605,000		—	337,990	—	968,000	—		39,180		1,950,170
Jeff Dyke	2013	$882,612		$—	$1,255,503	$—	$1,103,921	$—	(9)	$49,752	(6)	$3,291,788
Executive Vice President	2012	791,218		223,603	862,649	—	766,308	432,082		50,504		3,216,364
of Operations	2011	772,500		—	431,310	—	1,236,000	752,839		32,754		3,225,403
Heath R. Byrd	2013	$532,750	(11)	$31,068	$665,561	$—	$581,079	$320,345		$47,880	(7)	$2,178,683
Executive Vice President and Chief Financial Officer (principal financial officer beginning April 1, 2013)
David P. Cosper . . . . . . . . . .	2013	$197,270		$—	$—	$—	$—	$—	(10)	$17,500	(8)	$214,770
Vice Chairman and Chief	2012	753,375		212,749	820,782	—	729,109	432,166		45,041		2,993,222
Financial Officer (principal financial officer until March 31, 2013)	2011	735,000		—	410,529	—	1,176,000	717,127		18,889		3,057,545

(1)	Both Stock and Option Awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the Accounting Standards Codification (the “ASC”). The Stock

and Option Awards vest in various increments over a three-year period. See Note 10 to Sonic’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2013 for the valuation assumptions used in determining the fair value of the awards.

(2)	The amount shown for 2013 represents the change in the actuarial present value of accumulated benefits under the SERP from December 31, 2012 to December 31, 2013. The amount shown for 2012 represents the change in the actuarial present value of accumulated benefits under the SERP from December 31, 2011 to December 31, 2012. The amount shown for 2011 represents the change in the actuarial present value of accumulated benefits under the SERP from December 31, 2010 to December 31, 2011. The amounts shown for Jeff Dyke and Heath Byrd (and Mr. Cosper for 2011 and 2012) assume retirement at the earliest age at which unreduced benefits could be paid. Neither Mr. Dyke nor Mr. Byrd is fully vested in his SERP benefits, and Mr. Cosper was not fully vested in his SERP benefits as of the date of his retirement. See “ Pension Benefits for 2013” for further information about the SERP, including the assumptions used for these calculations.

(3)	The perquisites for O. Bruton Smith represent the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $113,166. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(4)	The perquisites for B. Scott Smith represent the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $76,743. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(5)	The perquisites for David Bruton Smith represent the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $41,791. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(6)	The perquisites for Jeff Dyke include the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $32,252. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries. Also includes Company matching contributions under the 401(k) plan.

(7)	The perquisites for Heath R. Byrd include the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $30,380. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries. Also includes Company matching contributions under the 401(k) plan.

(8)	The perquisites for David P. Cosper include Company matching contributions under the 401(k) plan.

(9)	Mr. Dyke experienced a decrease of ($163,668) in the actuarial present value of his accumulated benefits under the SERP from December 31, 2012 to December 31, 2013 due to an increase in the discount rate used in the assumptions for computing the actuarial present value of the accumulated pension benefits from 3.85% in the prior year to 4.85% in 2013.

(10)

Mr. Cosper experienced a decrease of ($2,816,844) in the actuarial present value of his accumulated benefits under the SERP from December 31, 2012 to December 31, 2013. This negative change is primarily due to his retirement when he was 20% vested. The present value shown for December 31, 2012 was based on assumptions that he would be 100% vested at retirement. In addition, an increase in the discount rate used in the assumptions for computing the actuarial present value of the accumulated pension benefits from 3.85% in the prior year to 4.85% in 2013 also accounts for some of the change.

(11)	Includes $70,000 of base salary earned during Mr. Byrd’s tenure as chief information officer from January 1, 2013 through March 31, 2013.

Grants of Plan-Based Awards During 2013

The following table sets forth information regarding all grants of awards made to the named executive officers during 2013 under any plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(7)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Interim Target (S)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. Bruton Smith	3/22/2013 3/22/2013 3/22/2013	(3) (4) (5)	$638,733 — —	$1,161,333 — —	$1,335,533 — —	$2,032,333 — —	— 38,005 21,423	— 50,676 21,423	— 76,010 21,423	— —	— —	— —	$	— 1,174,667 498,942	(6) (6)
B. Scott Smith	3/22/2013 3/22/2013 3/22/2013	(3) (4) (5)	$551,650 — —	$1,003,000 — —	$1,153,450 — —	$1,755,250 — —	— 32,824 18,403	— 43,767 18,403	— 65,647 18,403	— —	— —	— —	$	— 1,014,516 428,606	(6) (6)
David B. Smith	3/22/2013 3/22/2013 3/22/2013	(3) (4) (5)	$371,294 — —	$675,079 — —	$776,341 — —	$1,181,389 — —	— 22,324 11,674	— 29,766 11,674	— 44,647 11,674	— —	— —	— —	$	— 689,979 271,887	(6) (6)
Jeff Dyke	3/22/2013 3/22/2013 3/22/2013	(3) (4) (5)	$485,437 — —	$882,612 — —	$1,015,004 — —	$1,544,572 — —	— 29,310 15,010	— 39,082 15,010	— 58,620 15,010	— —	— —	— —	$	— 905,920 349,583	(6) (6)
Heath R. Byrd	3/22/2013 3/22/2013 3/22/2013	(3) (4) (5)	$254,512 — —	$462,750 — —	$532,162 — —	$809,812 — —	— 20,094 1,911	— 26,793 1,911	— 40,187 1,911	— —	— —	— —	$	— 621,054 44,507	(6) (6)

(1)	Amounts earned in 2013 are set forth in the Summary Compensation Table.

(2)	There were no stock options granted in 2013.

(3)	Awards issued pursuant to the Incentive Compensation Plan.

(4)	Grants issued pursuant to the 2004 Stock Incentive Plan. These grants will vest in annual installments over a three year period, vesting 25% on March 31, 2014, 30% on March 22, 2015 and 45% on March 22, 2016.

(5)	Supplemental grants issued pursuant to the 2004 Stock Incentive Plan. These grants will vest fully on March 31, 2014.

(6)	Stock Awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the ASC.

(7)	The amount of these awards were adjusted based on final certification of performance targets to the following amounts: O. Bruton Smith from 76,010 to 50,676; B. Scott Smith from 65,647 to 43,767; David Bruton Smith from 44,647 to 29,766; Jeff Dyke from 58,620 to 39,082; and Heath Byrd from 40,187 to 26,793.

For a description of additional terms of the compensation and grants disclosed in the tables above, see “— Compensation Discussion and Analysis.”

Employment Agreements

Sonic has an employment agreement (“Byrd Employment Agreement”) with Mr. Heath Byrd. The Byrd Employment Agreement sets forth the basic terms of employment for Mr. Byrd, including provisions for annual base salary, annual performance-based cash bonus and eligibility to participate in Sonic’s equity compensation plans and benefit programs. It also contains a restrictive covenant that prohibits the disclosure or use in an unauthorized manner any of Sonic’s confidential or proprietary information.

Sonic also had an employment agreement (“Cosper Employment Agreement”) with Mr. Cosper. Under the Cosper Employment Agreement, Sonic agreed to employ Mr. Cosper through March 2, 2009, subject to automatic extension for successive one-year periods. The Cosper Employment Agreement sets forth the basic terms of employment for Mr. Cosper, including provisions for annual base salary, annual performance-based cash bonus and eligibility to participate in Sonic’s equity compensation plans and benefit programs.

The Cosper Employment Agreement contains restrictive covenants that prohibit, during periods defined in the Cosper Employment Agreement and subject to certain limited exceptions, Mr. Cosper from (i) competing with Sonic, (ii) employing or soliciting Sonic’s employees, (iii) interfering with Sonic’s relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of Sonic’s confidential or proprietary information. Sonic will not be obligated to pay Mr. Cosper any applicable severance if he violates the non-competition provisions of the Cosper Employment Agreement. These restrictive covenants generally apply for a period of two years following the later of the expiration or termination of employment under the Cosper Employment Agreement. The restrictive covenants limit Mr. Cosper’s competitive activities within any Standard Metropolitan Statistical Area or county in which Sonic has a place of business on the date of expiration or termination of the Cosper Employment Agreement.

For a description of additional terms of the Byrd and Cosper Employment Agreement, see “— Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal 2013 Year-End

Outstanding Equity Awards at Fiscal Year-End
		Option Awards(1)						Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
O. Bruton Smith	2/19/2004 4/21/2005 2/9/2006 3/19/2007 3/30/2009 3/18/2011 3/2/2012 3/22/2013 3/22/2013	100,000 100,000 90,000 45,000 183,333 — — — —	— — — — — — — — —	— — — — — — — — —	$ $ $ $ $	23.78 19.23 23.94 28.04 1.81 — — — —	2/19/2014 4/21/2015 2/9/2016 3/19/2017 3/30/2019 — — — —	— — — — — 15,667 44,996 — —	$ $	— — — — — 383,520 1,101,502 — —	— — — — — — __ 50,676 21,423	(4) (5)	$ $	— — — — — — __ 1,240,548 524,435
B. Scott Smith	2/19/2004 4/21/2005 2/9/2006 3/19/2007 3/30/2009 3/18/2011 3/2/2012 3/22/2013 3/22/2013	50,000 75,000 72,000 36,000 52,778 — — — —	— — — — — — — — —	— — — — — — — — —	$ $ $ $ $	23.78 19.23 23.94 28.04 1.81 — — — —	2/19/2014 4/21/2015 2/9/2016 3/19/2017 3/30/2019 — — — —	— — — — — 13,533 38,860 — —	$ $	— — — — — 331.288 951,293 — —	— — — — — — — 43,767 18,403	(4) (5)	$ $	— — — — — — — 1,071,416 450,505
David Bruton Smith	4/21/2004 4/21/2005 10/19/2005 4/19/2006 4/18/2007 3/18/2011 3/2/2012 3/22/2013 3/22/2013	10,000 8,000 20,000 14,405 7,203 — — — —	— — — — — — — — —	— — — — — — — — —	$ $ $ $ $	23.42 19.23 21.23 26.42 30.07 — — — —	4/21/2014 4/21/2015 10/19/2015 4/19/2016 4/18/2017 — — — —	— — — — — 8,620 24,748 — —	$ $	— — — — — 211,018 605,831 — —	— — — — — — — 29,766 11,674	(4) (5)	$ $	— — — — — — — 728,672 285,780
Jeff Dyke	10/19/2005 4/19/2006 4/18/2007 3/18/2011 3/2/2012 3/22/2013 3/22/2013	20,000 33,500 10,050 — — — —	— — — — — — —	— — — — — — —	$ $ $	21.23 26.42 30.07 — — — —	10/19/2015 4/19/2016 4/18/2017 — — — —	— — — 11,000 31,600 — —	$ $	— — — 269,280 773,568 — —	— — — — — 39,082 15,010	(4) (5)	$ $	— — — — — 956,727 367,445
Heath R. Byrd	3/18/2011 3/2/2012 3/22/2013 3/22/2013	— — — —	— — — —	— — — —		— — — —	— — — —	2,793 4,448 — —	$ $	68,373 108,887 — —	— — 26,793 1,911	(4) (5)	$ $	— — 655,893 46,781

(1)

Options granted on April 21, 2004, April 21, 2005, October 19, 2005 and March 30, 2009 vest in three equal annual installments beginning on the first anniversary of the date of grant. Options granted on February 19, 2004 vest 1/3 on the first anniversary of the date of grant and the remaining 2/3 on December 22, 2005. Options granted on February 9, 2006 and April 19, 2006 vest in two equal annual installments beginning on the first anniversary of the date of grant. Options granted on March 19, 2007 vest on March 19, 2008. Options granted on April 18, 2007 cliff vest on the first anniversary of the date of grant.

(2)	The remaining non-vested equity incentive plan award shares or units granted on March 18, 2011 vest on March 18, 2014. The remaining non-vested equity incentive plan award shares or units granted on March 2, 2012 vest 1/2 on March 2, 2014 and 1/2 on March 2, 2015.

(3)	Market value based on the December 31, 2013 closing market price of our Class A Common Stock of $24.48 per share.

(4)	The unearned, non-vested equity incentive plan award units granted on March 22, 2013 vest 25% on March 31, 2014, 30% on March 22, 2015 and 45% on March 22, 2016.

(5)	The unearned, non-vested equity incentive plan award units also granted on March 22, 2013 vest fully on March 31, 2014.

Option Exercises and Stock Vested During 2013

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock and restricted stock units during 2013 for each of the named executive officers on an aggregated basis.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. Bruton Smith	—	—	20,166	$446,072	(2)
			15,667	$369,741	(3)
			14,999	$330,728	(4)

B. Scott Smith	—	—	17,416	$385,242	(2)
			13,533	$319,379	(3)
			12,953	$285,614	(4)

David B. Smith	2,000	$14,654	11,091	$245,333	(2)
			8,620	$203,432	(3)
			8,249	$181,890	(4)

Jeff Dyke	—	—	13,750	$304,150	(2)
			11,000	$259,600	(3)
			10,533	$232,253	(4)

Heath R. Byrd	—	—	3,046	$67,378	(2)
			2,793	$65,915	(3)
			1,483	$32,700	(4)

David P. Cosper	—	—	12,833	$283,866	(2)
			10,470	$247,092	(3)
			10,022	$220,985	(4)

(1)	Represents pre-tax gain on exercise.

(2)	Represents aggregate dollar amount realized upon vesting based on the closing price of the Class A Common Stock on the date of vesting of restricted stock units or restricted stock on February 26, 2013 at a closing price of $22.12 per share.

(3)	Represents aggregate dollar amount realized upon vesting based on the closing price of the Class A Common Stock on the date of vesting of restricted stock units or restricted stock on March 18, 2013 at a closing price of $23.60 per share.

(4)	Represents aggregate dollar amount realized upon vesting based on the closing price of the Class A Common Stock on the date of vesting of restricted stock units or restricted stock on March 31, 2013 at a closing price of $22.05 per share.

Pension Benefits for 2013

The following table sets forth information regarding pension benefits for Sonic’s named executive officers as of December 31, 2013.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year ($)
O. Bruton Smith (3)	N/A	—	—		—
B. Scott Smith (3)	N/A	—	—		—
David B. Smith (3)	N/A
Jeff Dyke	Supplemental Executive Retirement Plan	N/A	$3,035,803	(4)	—
Heath R. Byrd	Supplemental Executive Retirement Plan	N/A	$1,494,124	(4)	—
David P. Cosper	Supplemental Executive Retirement Plan	N/A	$768,751	(5)	—

(1)	Benefits under the SERP are based on a percentage of “final average salary” and the percentage does not increase based on years of credited service. Vesting under the SERP is based on years of participation in the SERP. Mr. Dyke has four years of participation in the SERP, and Mr. Byrd has 3 2/3 years of participation in the SERP. Mr. Cosper had 3 1/4 years of SERP participation when he retired on March 31, 2013. Normal retirement under the SERP is age 65 or age 55 with at least 10 years of service with Sonic. Vested benefits are reduced for early retirement, although the reduction for early retirement did not apply to Mr. Cosper. As of December 31, 2013, Mr. Dyke has 8 1/4 years of service with Sonic and Mr. Byrd has 6 1/6 years of service with Sonic.

(2)	The accumulated benefit is based on salary considered by the SERP for the period through December 31, 2013. The present value of the accumulated benefit for Mr. Dyke and Mr. Byrd has been calculated assuming that the named executive officers remain in service through the earliest date as of which they could receive unreduced benefits and that the benefit will be payable in the form of an annual payment for 15 years. Other assumptions used to determine the present value of accumulated benefits are described in the summary below. For Mr. Cosper, see footnote 5 below.

(3)	Messrs. O. Bruton Smith, B. Scott Smith and David Bruton Smith are not participants in the SERP.

(4)	Messrs. Dyke and Byrd are not fully vested in their SERP benefits. Actual benefits will be determined at termination of employment based on actual salary, years of SERP participation and years of service with Sonic.

(5)	As previously announced, Mr. Cosper retired from Sonic on March 31, 2013. At that time, Mr. Cosper was 20% vested in his SERP benefits. Mr. Cosper is entitled to annual payments of $74,235 for 15 years beginning in 2013 (the present value of which is $768,751 using a 4.85% discount rate). As of December 31, 2013, Mr. Cosper has 14 remaining installments.

On December 7, 2009, the Compensation Committee adopted the SERP to be effective as of January 1, 2010. In connection with the adoption of the SERP, the Compensation Committee authorized the establishment of an irrevocable grantor trust known as a “rabbi trust” for the purpose of accumulating assets from which SERP liabilities may be paid. The following is a brief description of certain material terms of the SERP.

The SERP is a nonqualified deferred compensation plan that is considered unfunded for federal tax purposes and intended for a select group of management or highly compensated employees. The SERP is subject to Section 409A of the Code. The purpose of the SERP is to attract and retain key employees by providing a retirement benefit in addition to the benefits provided by Sonic’s tax-qualified and other nonqualified deferred compensation plans. The Compensation Committee selects the employees who will become SERP participants and designates each such employee as a Tier 1 participant, Tier 2 participant or Tier 3 participant.

David P. Cosper, former Vice Chairman and Chief Financial Officer, and Jeff Dyke, Executive Vice President of Operations, were designated as Tier 1 participants in the SERP effective as of January 1, 2010, in each case subject to execution of a participation agreement. Heath R. Byrd, Executive Vice President and Chief Financial Officer, was previously designated as a Tier 3 participant in the SERP effective as of May 11, 2010, subject to execution of a participation agreement, but was redesignated as a Tier 1 participant effective as of April 1, 2013 in connection with his promotion. Amounts reported in the Pension Benefits table above as the actuarial present value of accumulated benefit under the SERP are calculated assuming that the benefit is in the form of an annual payment for 15 years and assuming that Mr. Dyke and Mr. Byrd remain in service with Sonic until the earliest age at which unreduced benefits would be payable, which is age 55 for Mr. Dyke and age 55 for Mr. Byrd. (As previously announced, Mr. Cosper retired from Sonic on March 31, 2013. See Footnote 5 to the Pension Benefits Table above.) The present value of accumulated benefit is calculated using the discount rate assumption that Sonic also uses for its financial statement disclosures, which at December 31, 2013 was 4.85%. Mr. Cosper’s, Mr. Dyke’s and Mr. Byrd’s actual years of participation in the SERP and actual years of service with Sonic are indicated in a footnote to the Pension Benefits table above. No additional years of service have been credited to the named executive officers under the SERP.

Subject to the vesting schedule described below, the SERP generally provides a retirement benefit in the form of an annual payment for a period of 15 years, with the annual payment based on a specified percentage of the participant’s “final average salary.” The annual payment for a Tier 1 participant is based on 50% of final average salary. The annual payment for a Tier 2 participant is based on 40% of final average salary. The annual payment for a Tier 3 participant is based on 35% of final average salary. Final average salary generally means the average of the participant’s highest three annual base salaries during the last five plan years prior to the participant’s separation from service with Sonic. A participant is generally eligible for the vested portion of his or her SERP benefit upon normal retirement after reaching age 65 or age 55 with at least 10 years of employment with Sonic.

As noted above, participants are subject to a vesting schedule for their SERP benefits based on their “Years of Plan Service” (i.e., a 365-day period of employment beginning on the effective date of SERP participation and each anniversary thereof). Unless otherwise specified by the Compensation Committee, participants vest in their SERP benefits as follows:

Years of Plan Service	Percent Vested
Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
5 or more	100%

Mr. Cosper was subject to a different vesting schedule as follows:

Years of Plan Service	Percent Vested
Less than 2	0%
At least 2 but less than 4	20%
At least 4 but less than 6	40%
At least 6 but less than 8	75%
8 or more	100%

Participants also become 100% vested if they die or become disabled (as defined in the SERP) while employed with Sonic, or upon a change in control (as defined in the SERP) while employed with Sonic.

If a participant leaves Sonic before qualifying for normal retirement, the participant’s SERP benefit generally is reduced for early retirement (in addition to application of the vesting schedule). The vested benefit is reduced by 10% for each year the participant’s payment commencement date precedes the earliest date the participant would have been eligible for normal retirement. The reduction for early retirement, however, does not apply to Mr. Cosper. Mr. Cosper retired without a reduction in his vested benefits.

A participant earns his or her SERP benefit over a period from the later of age 45 or the participant’s effective date of SERP participation, to the later of the participant’s normal retirement date or the date he or she becomes 100% vested in his or her SERP benefit.

If a participant terminates employment with Sonic within 2 years after a change in control, the participant will receive the vested portion of his normal retirement benefit or reduced early retirement benefit, as applicable, in a lump sum payment based on the present value of his unpaid, vested accrued benefit.

Generally, benefit payments begin the first of the month following the month in which normal retirement or early retirement occurs. If the participant is a “specified employee” under Section 409A of the Code, the first payment following normal or early retirement generally must be postponed for six months following termination. Subsequent annual payments will be made on the anniversary of the date the initial installment otherwise would have been made.

If a participant dies during the 15-year payment period, payments continue to the participant’s surviving spouse (if any). If a participant dies before terminating employment with Sonic, the lump sum value of his accrued benefit (calculated as if the date of death were the date of normal retirement) will be paid to his designated beneficiary. If a participant becomes disabled while employed with Sonic, the participant will be entitled to a regular SERP benefit payable for 15 years (calculated as if the date of disability were the date of normal retirement).

If a participant is terminated for “cause” or it is discovered after termination that the participant could have been terminated for certain reasons constituting “cause,” the participant will forfeit all benefits under the SERP, including any remaining unpaid benefits if already in pay status. Under the SERP, reasons constituting “cause” include material breach of the participant’s obligations in any employment agreement which is not timely remedied, the participant’s breach of any applicable restrictive covenants, conviction of a felony, actions involving moral turpitude, willful failure to comply with reasonable and lawful directives of Sonic’s Board of Directors or the participant’s superiors, chronic absenteeism, willful or material misconduct, illegal use of controlled substances, and if applicable, the final and non-appealable determination by a court of competent jurisdiction that the participant willfully and knowingly filed a fraudulent certification under Section 302 of the Sarbanes-Oxley Act.

In addition, the SERP provides that benefits are forfeited if a participant fails to comply with certain restrictive covenants related to Sonic and its business, including any remaining unpaid benefits if already in pay status. Subject to limited exceptions, these restrictive covenants generally prohibit (i) disclosing or using in any unauthorized manner any of Sonic’s confidential or proprietary information, (ii) employing or soliciting employees of Sonic, its affiliates or subsidiaries, (iii) interfering with Sonic’s relationships with its vendors, (iv) competing with Sonic within any Standard Metropolitan Statistical Area or county in which Sonic or any of its subsidiaries has a place of business, and (v) disparaging Sonic, its subsidiaries, affiliates, officers, directors, business or products. These restrictive covenants generally apply while a participant in the SERP, and if later, during the two-year period following separation from service with Sonic (except that the confidentiality and non-disparagement restrictions do not expire).

In the case of either termination without cause or failure to comply with the restrictive covenants, the SERP also provides that the participant must repay Sonic all benefit amounts previously received.

If a rabbi trust exists when a change in control of Sonic occurs, the SERP requires that Sonic contribute, at the time of the change in control and then on each anniversary thereof, cash or liquid securities sufficient so that the value of assets in the rabbi trust at least equals the total value of all accrued benefits under the SERP. The assets of the rabbi trust are available to satisfy claims of the general creditors of Sonic in the event of its insolvency. Participants are unsecured general creditors of Sonic with respect to their SERP benefits and do not have an ownership interest in rabbi trust assets or in any other specific assets of Sonic.

Nonqualified Deferred Compensation Plans for 2013

The following table sets forth information concerning contributions and other activity for each named executive officer under the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) during 2013:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
O. Bruton Smith	$—		$—	$—	$—		$—
B. Scott Smith	$—		$—	$—	$—		$—
David B. Smith	$—		$—	$—	$—		$—
Jeff Dyke	$—		$—	$—	$—		$—
Heath R. Byrd	$—		$—	$—	$—		$—
David P. Cosper	$94,186	(3)	$—	$62,921	$(798,351	)(4)	$—

(1)	Employer contributions are included in the amount reported as “All Other Compensation” in the Summary Compensation Table.

(2)	Earnings on plan balances are not reported in the Summary Compensation Table.

(3)	Amount shown represents compensation deferrals by Mr. Cosper from his 2013 salary and his non-equity incentive award for 2013, which was paid in 2013. The applicable contributions are included in the amount reported as Salary for 2012 in the Summary Compensation Table and in the amount reported as Non-Equity Incentive Plan Compensation for 2012 in the Summary Compensation Table.

(4)	Mr. Cosper elected to receive his full account balance under the Deferred Plan in one lump sum payment following his separation from service with the Company.

The Company offers its executive officers and other key employees the opportunity to participate in the Deferred Plan. We believe the Deferred Plan is an important tool for recruiting key employees and assists in employee retention. Beginning in 2009, our non-employee directors also became eligible to participate in the Deferred Plan. The following is a brief description of certain material terms of the Deferred Plan.

Under the Deferred Plan, executive officers can elect to defer receipt of salary and certain bonus payments. For 2013, executive officers could elect to defer up to 75% of base salary and up to 100% of eligible incentive bonus amounts, without a maximum dollar limit on the amount of compensation that could be deferred. Non-employee directors also can elect to defer up to 100% of their annual cash retainer and cash meeting fees payable for their service on our Board of Directors and the applicable committees of our Board of Directors. Deferral elections generally are required to be made prior to the beginning of each year in accordance with Section 409A of the Internal Revenue Code (“Section 409A”). Participants are always 100% vested in their own deferrals.

For plan years prior to January 1, 2010, the Company made matching contributions of 20% of the amount deferred by each employee, not to exceed $10,000 per plan year in matching contributions, but Sonic subsequently suspended such cash matching contributions beginning with the 2010 plan year. The Company may also contribute supplemental amounts for eligible employees to make up for the additional matching contributions the employees would have received under the Company’s 401(k) plan in the absence of legal limitations on the amount of compensation that could be considered under the 401(k) plan (e.g., $255,000 for 2013). Matching and supplemental contributions (and related deemed earnings) generally vest based on an employee’s full years of participation under the Deferred Plan, with 20% vesting after one full year of participation and increasing an additional 20% each year thereafter with 100% vesting after five full years of participation. Participants also become 100% vested in the event of qualifying retirement, disability, death, a change in control of the Company or termination of the Deferred Plan (with retirement, disability and change in control all as defined in the Deferred Plan). The Company also has the discretion to make additional contributions to the Deferred Plan and to set the vesting schedule for any such amounts. Non-employee directors who elect to participate in the Deferred Plan do not receive Company contributions.

Contributions by participants in the Deferred Plan, including the executive officers and non-employee directors, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among a number of investment funds, with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. Participants generally may change their deemed investment selections on a daily basis. The Company is not required to make actual investments that correspond to the investment crediting options selected by participants. The following table lists each deemed investment choice available under the Deferred Plan and its annual return for the calendar year ending December 31, 2013:

Fund	2013 Annual Rate of Return
PIMCO VIT Total Return Admin	(1.96%)
PIMCO VIT Real Return Admin	(9.91%)
T Rowe Price Equity Income II	29.41%
Dreyfus Stock Index Initial	32.03%
American Funds IS Growth 2	30.10%
Nationwide VIT Mid Cap Index I	33.05%
Royce Capital Small Cap	34.75%
ClearBridge VIP Small Cap Growth I	47.05%
Oppenheimer VA Global Securities NS	27.31%
MFS VIT II International Value Svc	27.63%

At the time a participant makes an election to defer compensation under the Deferred Plan, the participant also must select the time and form of distribution for such deferred amount. A participant can elect to defer compensation for a specified period of time or until retirement or other termination of service. If a participant defers compensation to a specified future date, he or she can elect payment in a lump sum or in two to five annual installments. Compensation that is deferred until retirement or other termination of service can be paid in a lump sum or in up to ten annual installments. Account balances less than a designated threshold may be distributed in a lump sum. For certain “specified employees” subject to special rules under Section 409A (including the named executive officers), deferred compensation payments that are triggered by termination of service must be delayed for at least six months following termination. Participants will automatically receive their account balances in a lump sum distribution if service is terminated within two years after a change of control. Hardship withdrawals also may be available in the event of an unforeseen financial emergency beyond the participant’s control. For compensation that was deferred and vested before 2005 (and, therefore, not subject to Section 409A), a participant can request a withdrawal at any time (for a minimum of $5,000), subject to forfeiture of 10% of the withdrawal amount and suspension from participation in the Deferred Plan for the next calendar year. Participants can change their prior distribution elections only in limited circumstances. All distributions are made in cash.

Amounts deferred under the Deferred Plan and related earnings are held in a “rabbi” trust that has been established by the Company to hold assets separate from other Company assets for the purpose of paying future benefits. However, in order to maintain the tax-deferred status of the Deferred Plan, the assets of the rabbi trust are available to general creditors of the Company in the event of the Company’s insolvency. Participants do not have an ownership interest in rabbi trust assets or in any other specific assets of the Company with respect to their Deferred Plan benefits. Participants are unsecured general creditors of the Company with respect to payment of their benefits under the Deferred Plan.

Potential Payments Upon Termination or Change-in-Control

Payments upon Termination

Based on the foregoing and the terms of the 2004 Stock Incentive Plan, the estimated present value of the payments the named executive officers could have received upon termination without cause as of December 31, 2013 are as follows:

	Salary and Bonus	Stock Awards(1)(2)
O. Bruton Smith	$—	$3,250,006
B. Scott Smith	$—	$2,804,502
David B. Smith	$—	$1,831,300
Jeff Dyke	$—	$2,367,020
Heath R. Byrd	$—	$879,934	(3)

(1)	Represents the value of restricted stock units and restricted stock awards, as applicable, that would have vested upon termination without cause based on the closing market price of Sonic’s Class A Common Stock on December 31, 2013 of $24.48 per share.

(2)	If termination occurs due to death or disability, the value of the restricted stock units and restricted stock awards, as applicable, would have been as follows: Mr. O. Bruton Smith, $3,170,111; Mr. B. Scott Smith, $2,735,484; Mr. David Bruton Smith, $1,787,339; Mr. Jeff Dyke, $2,310,920; and Mr. Heath Byrd $865,689.

(3)	Mr. Byrd’s employment agreement provides for the payment of severance in the event of a termination of his employment by Sonic, other than for cause (as defined in the Byrd Employment Agreement). Under the terms of the Byrd Employment Agreement, the amount of any such severance would be 1/2 of Mr. Byrd’s then current annual base salary payable in two equal installments within 15 days following termination and on the last day of the sixth full calendar month following such termination.

Because Mr. David P. Cosper retired from Sonic on March 31, 2013, he was not entitled to any payments upon termination as of December 31, 2013.

A participant in the Deferred Plan who terminates employment due to death, disability (as defined in the Deferred Plan) or retirement after reaching age 65 (or after reaching age 55 with 10 years of continuous service) becomes fully vested in the portion of his account that is attributable to unvested Company contributions. In addition, if separation from the Company is due to death, the participant’s remaining account balance is automatically paid in a lump sum. Mr. Cosper was the only named executive officer who had an account balance under the Deferred Plan as of December 31, 2012. In accordance with the vesting schedule under the Deferred Plan, Mr. Cosper was fully vested in all amounts in his account under the Deferred Plan when he retired on March 31, 2013. For further information about payments under the Deferred Plan upon a termination of employment, see “— Nonqualified Deferred Compensation Plans for 2013.”

A participant in the SERP who terminates employment due to death becomes entitled to fully vested SERP benefits (calculated as if the date of death were the date of normal retirement) and such benefits are payable to his beneficiary the first of the next month in a lump sum equal to the present value of the otherwise applicable 15 annual payments. If Mr. Byrd’s death had occurred on December 31, 2013, the estimated lump sum payment under the SERP would have been $2,156,707 (with the present value determined assuming a 4.85% discount rate). If Mr. Dyke’s death had occurred on December 31, 2013, the estimated lump sum payment under the SERP would have been $4,522,626 (with the present value determined assuming a 4.85% discount rate). A participant in the SERP who terminates employment due to disability (as defined in the SERP) becomes entitled to fully vested SERP benefits (calculated as if the date of disability were the date of normal retirement) and the annual payments begin the month following disability. If Mr. Byrd had terminated employment on December 31, 2013 due to disability, he would have received annual payments of $196,167 for 15 years. If Mr. Dyke had terminated employment on December 31, 2013 due to disability, he would have received annual payments of $411,363 for 15 years. If termination occurred on December 31, 2013 for any reason other than death, disability or change of control, Mr. Dyke would have been entitled to estimated annual payments of $65,818 for 15 years and Mr. Byrd would have been entitled to estimated annual payments of $35,310 for 15 years. As previously announced, Mr. Cosper retired from Sonic on March 31, 2013. For more information about payments under the SERP upon a termination of employment, see “— Pension Benefits for 2013.”

Payments upon a Change of Control

Sonic does not have special arrangements with its named executive officers that provide those named executive officers with any rights upon a change of control. Stock options and stock awards under the 2004 Stock Incentive Plan held by our named executive officers would immediately vest and become exercisable upon a change of control (as defined in the 2004 Stock Incentive Plan). The estimated present value of the stock options and awards in the event of a change in control on December 31, 2013 is as follows.

	Value of Options(1)	Stock Awards(2)
O. Bruton Smith	$—	$3,250,006
B. Scott Smith	$—	$2,804,502
David B. Smith	$—	$1,831,300
Jeff Dyke	$—	$2,367,020
Heath R. Byrd	$—	$879,734

(1)	Represents in-the-money value of options to purchase Class A Common Stock that would have vested upon a change of control based on the closing market price of Sonic’s Class A Common Stock on December 31, 2013 of $24.48 per share. There were no unvested option grants as of December 31, 2013.

(2)	Represents the value of restricted stock units and restricted stock awards, as applicable, that would have vested upon a change of control based on the closing market price of Sonic’s Class A Common Stock on December 31, 2013 of $24.48 per share.

A participant in the Deferred Plan becomes fully vested in the portion of his account attributable to unvested Company contributions in the event of a change in control (as defined in the Deferred Plan). In accordance with the vesting schedule under the Deferred Plan, Mr. Cosper was fully vested in all amounts in his account under the Deferred Plan when he retired on March 31, 2013. No other Named Executive Officers currently participate in the Deferred Plan. In addition, if a participant separates from service with the Company within twenty-four months following a change in control, the unpaid balance of the participant’s account is automatically paid in a lump sum. See “— Nonqualified Deferred Compensation Plans for 2013.”

A participant in the SERP becomes fully vested in his SERP benefit in the event of a change in control (as defined in the SERP). See “— Pension Benefits for 2013” for the present value of accumulated SERP benefits as of December 31, 2013. In addition, if a participant separates from service with the Company within twenty-four months following a change in control, the SERP benefit will be paid in the form of a lump sum equal to the present value of the otherwise applicable 15 annual payments. See “— Pension Benefits for 2013” for a discussion of the SERP. A change in control on December 31, 2013 would have triggered full vesting of Mr. Byrd’s and Mr. Dyke’s SERP benefits. If Mr. Byrd had terminated employment immediately following the change in control, the estimated present value of the lump sum payable to Mr. Byrd would have been $485,265 (with the present value determined assuming a 4.85% discount rate). If Mr. Dyke had terminated employment immediately following the change in control, the estimated present value of the lump sum payable to Mr. Dyke would have been $716,078 (with the present value determined assuming a 4.85% discount rate).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of our Class A Common Stock that may be issued under our equity compensation plans as of December 31, 2013.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	1,518,399	(2)	$23.85	(3)	4,866,836	(4)
Equity compensation plans not approved by security holders (5)	—		—	(6)	210,364

Total	1,518,339	(2)	$23.85	(3)(6)	5,077,200	(4)

(1)	Includes the Stock Option Plan, the 2004 Stock Incentive Plan, 2012 Stock Incentive Plan, the Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (“Directors Plan”), the Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors (“2012 Formula Plan”) and the Employee Stock Purchase Plan (“Employee Plan”). Grants under the Employee Plan were suspended for 2013 (and have been suspended since December 31, 2005).

(2)	Includes 50,000 shares to be issued upon the exercise of outstanding options under the Directors Plan that was terminated following stockholder approval of the 2005 Formula Plan at the 2005 annual stockholders’ meeting. Because the Directors Plan was terminated, no options remain available for issuance under that plan. Includes 762,750 shares to be issued upon the exercise of outstanding options under the Stock Option Plan that terminated in 2007. Because the Stock Option Plan terminated, no options remain available for issuance under that plan. Also includes 427,128 shares issuable upon vesting of outstanding restricted stock units granted under the 2004 Stock Incentive Plan. The weighted-average exercise price information in column (b) does not take these units into account because they do not have an exercise price.

(3)	Does not include the exercise price of options under the Employee Plan because no such options are outstanding.

(4)	Includes 804,932 shares available for future issuance under the 2004 Stock Incentive Plan, and 2,000,000 shares available for future issuance under the 2012 Stock Incentive Plan through grants of options, stock appreciation rights, restricted stock, restricted stock units or other stock awards. Also includes 251,494 shares available for future issuance under the 2012 Formula Plan through grants of restricted stock. Also includes shares available for future issuance under the Employee Plan.

(5)	Includes the Nonqualified Employee Stock Purchase Plan (Nonqualified ESPP”). Grants under the Nonqualified ESPP were suspended for 2013.

(6)	Does not include the exercise price of options under the Nonqualified ESPP because no such options are outstanding.

Nonqualified Employee Stock Purchase Plan

The Nonqualified ESPP was adopted by the Board of Directors in 1998. The Nonqualified ESPP has not been approved by Sonic’s stockholders. The purpose of the Nonqualified ESPP is to provide employees of certain subsidiaries that are not able to participate in Sonic’s Employee Plan with a similar opportunity to acquire an ownership interest in Sonic. Both the Nonqualified ESPP and the Employee Plan permit eligible employees to purchase shares of Class A Common Stock at a discount from the market price. The terms of the Nonqualified ESPP are substantially similar to the terms of the Employee Plan, which has been approved by Sonic’s stockholders.

The total number of shares of Class A Common Stock that were reserved for issuance under the Nonqualified ESPP is 300,000. Approximately 210,364 additional shares remain available for future option grants under the Nonqualified ESPP.

Employees of participating subsidiaries generally are eligible for the Nonqualified ESPP if they work for Sonic and its subsidiaries on a full-time or part-time basis, are regularly scheduled to work more than twenty hours per week, are customarily employed more than five months in a calendar year and have completed one year of continuous service. Employees who are officers or directors of Sonic or any participating employer are not eligible to participate in the Nonqualified ESPP. In addition, employees who own or hold options to purchase (or who are treated under certain tax rules as owning or holding options to purchase) 5% or more of the total combined voting power or value of all classes of stock of Sonic or any subsidiary also are not eligible to participate in the Nonqualified ESPP.

Options generally are granted under the Nonqualified ESPP as of each January 1 to all eligible employees who elect to participate. However, grants under the Nonqualified ESPP have been suspended and no grants have been made since January 1, 2005. The Compensation Committee designates the number of shares of Class A Common Stock that can be purchased under each option, which number will be the same for each option granted on the same date and which also will be the same number of shares available under an option granted on the same date pursuant to the Employee Plan. The options have an exercise price per share equal to the lesser of (i) 85% of the fair market value per share of the Class A Common Stock on the date of grant or (ii) 85% of such fair market value on the date of exercise. No option can be granted which would permit a participant to purchase more than $25,000 worth of stock under the Nonqualified ESPP during the calendar year.

A participant can make contributions to the Nonqualified ESPP by after-tax payroll deduction or direct payment. To the extent that a participant has made contributions to the Nonqualified ESPP, his or her option will be exercised automatically to purchase Class A Common Stock on each exercise date during the calendar year in which the option is granted. The exercise dates generally are the last business day of March, June, September and December on which the NYSE is open for trading. The participant’s accumulated contributions as of each exercise date will be used to purchase whole shares of Class A Common Stock at the applicable option price, limited to the number of shares available for purchase under the option. The exercisability of options may accelerate in the event of a change in control of Sonic.

Options granted under the Nonqualified ESPP expire on the last exercise date of the calendar year in which granted. However, if a participant withdraws from the Nonqualified ESPP or terminates employment, the option may expire earlier.

In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger or other similar event, appropriate adjustments generally will be made to the shares of Class A Common Stock available for issuance under the Nonqualified ESPP, the shares of Class A Common Stock covered by outstanding options and the exercise price per share.

The Board of Directors of Sonic generally can amend, suspend or terminate the Nonqualified ESPP at any time. However, no amendment, suspension or termination may adversely affect the rights of the participant under an outstanding option without the participant’s consent. The Board of Directors suspended the Nonqualified ESPP effective December 31, 2005.

DIRECTOR COMPENSATION FOR 2013

The following table sets forth the compensation of Sonic’s non-employee directors for services rendered in 2013. Directors who are also employees of Sonic do not receive compensation (other than their compensation as employees of Sonic) for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
William I. Belk	$90,500	$69,163		$—	$—	$—	$2,691	$162,354
William R. Brooks	$47,500	$69,163		$—	$—	$—	$953	$117,616
Victor H. Doolan	$87,750	$69,163		$—	$—	$—	$1,884	$158,796
Robert Heller	$90,500	$69,163		$—	$—	$—	$2,563	$162,226
Robert L. Rewey	$72,000	$69,163		$—	$—	$—	$2,495	$143,657
Bernard C. Byrd, Jr.	$18,823	$71,864		$—	$—	$—	$—	$90,687
David C. Vorhoff	$60,427	$0	(4)	$—	$—	$—	$—	$60,427

(1)	The non-employee directors have the following stock and option awards outstanding as of December 31, 2013:

Director	Outstanding Option Awards (#)	Outstanding Stock Awards (#)
William I. Belk	10,000	3,387
William R. Brooks	10,000	3,387
Victor H. Doolan	—	3,387
Robert Heller	10,000	3,387
Robert L. Rewey	10,000	3,387
David C. Vorhoff	—	—
Bernard C. Byrd, Jr.	—	3,170

(2)	Both Stock and Option Awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the ASC. See Note 10 to Sonic’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ending December 31, 2013 for the valuation assumptions used in determining the fair value of the awards.

(3)	The perquisites include the imputed value of demo vehicles provided by the Company. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the directors by our dealership subsidiaries.

(4)	Mr. Vorhoff’s outstanding unvested awards were cancelled upon his resignation as a director on October 15, 2013.

Each non-employee director receives a $35,000 annual cash retainer payable in quarterly installments, and a demonstration vehicle for their personal use.

Sonic’s lead independent director and the chairperson of the Audit Committee receive an additional annual cash retainer of $12,500. The chairperson of the Compensation Committee receives an additional annual cash retainer of $10,000, and the chairperson of the NCG Committee receives an additional annual cash retainer of $7,500. Each non-employee director also receives $2,000 for each board meeting attended in person and $1,000 for each board meeting attended telephonically. In addition, committee members receive the following fees for attending meetings of a committee on which they serve: $2,000 for each Audit Committee meeting attended in person or telephonically; and $1,500 for each other committee meeting attended in person and $1,000 for each other committee meeting attended telephonically. Non-employee directors are eligible to participate in the Deferred Plan and can elect to defer up to 100% of their annual cash retainer and cash meeting fees under the Deferred Plan. No non-employee directors elected to participate in the Deferred Plan for 2013. Please see the discussion under “— Nonqualified Deferred Compensation Plans for 2013” for further information about the Deferred Plan.

Non-employee directors also receive automatic grants of restricted stock during each year of service under the 2012 Formula Plan. The 2012 Formula Plan provides for an annual grant of restricted stock to each eligible non-employee director on the first business day following each annual meeting of Sonic’s stockholders, beginning with the 2012 Annual Meeting. The number of restricted shares of Class A Common Stock granted to an eligible non-employee director each year will equal $75,000 divided by the average closing sale price of the Class A Common Stock on the NYSE for the twenty trading days immediately prior to the grant date (rounded up to the nearest whole share). Generally, subject to the director’s continued service on the Board, the restricted stock will vest in full on the first anniversary of the grant date or, if earlier, the day before the next annual meeting of Sonic’s stockholders following the grant date. If a non-employee director initially becomes a member of Sonic’s Board during any calendar year, but after the meeting of Sonic’s stockholders for that year, the non-employee director will receive a restricted stock grant upon his or her appointment to the Board with the number of shares determined as described above. Generally, subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date.

Shares of restricted stock granted under the 2012 Formula Plan may not be sold, assigned, pledged or otherwise transferred to the extent they remain unvested. A director holding restricted stock will have the right to vote such shares of restricted stock and to receive dividends (if and when declared by the Board of Directors), although dividends paid in shares will be considered restricted stock.

Except in the event of a termination of service immediately prior to or upon a “change in control” (as defined in the 2012 Formula Plan), if a director’s service on the Board terminates for any reason other than death or disability, all shares of restricted stock not vested at the time of such termination are forfeited. If the director’s service on the Board terminates due to his death or disability or immediately prior to or upon a change in control of Sonic, the director’s restricted stock will become fully vested. Upon either the consummation of a tender or exchange offer that constitutes a change in control of Sonic or the third business day prior to the effective date of any other change in control of Sonic, all outstanding restricted stock will become fully vested.

CERTAIN TRANSACTIONS

Our Chairman and Chief Executive Officer, Mr. O. Bruton Smith, is also the Chairman and Chief Executive Officer of SMI. Certain of Sonic’s dealerships purchase the zMAX micro-lubricant from Oil-Chem Research Company (“Oil-Chem”), a subsidiary of SMI, for resale to Fixed Operations customers of Sonic’s dealerships in the ordinary course of business. Total purchases from Oil-Chem by Sonic dealerships were approximately $2.0 million in the year ended December 31, 2013. Sonic also purchased merchandise from SMI Properties, a subsidiary of SMI, totaling approximately $0.7 million in the year ended December 31, 2013. Because Mr. O. Bruton Smith and SFC own collectively approximately 70% of SMI, under applicable SEC regulations, the amount of Mr. O. Bruton Smith’s, B. Scott Smith’s and Mr. David Bruton Smith’s interest in these transactions may be deemed to be approximately $1.4 million and $0.5 million, respectively.

Sonic participates in various aircraft-related transactions with SFC, an entity controlled by Mr. O. Bruton Smith. Such transactions include, but are not limited to, the use of aircraft owned by SFC for business-related travel by Sonic executives, a management agreement with SFC for storage and maintenance of aircraft leased by

Sonic from unrelated third parties and use of Sonic’s aircraft for business-related travel by certain affiliates of SFC. Sonic incurred net expenses of approximately $0.9 million in the year ended December 31, 2013 in aircraft-related transactions with these related parties. Because Mr. O. Bruton Smith and his family own 100% of SFC, under applicable SEC regulations, the amount of Mr. O. Bruton Smith’s, B. Scott Smith’s and Mr. David Bruton Smith’s interest in this transaction may be deemed to be approximately $0.9 million.

Policies and Procedures for Review, Approval or Ratification of Transactions with Affiliates

Pursuant to its written charter, the NGC Committee reviews and evaluates all transactions between Sonic and its affiliates and considers issues of possible conflicts of interest if such issues arise. In addition, transactions between Sonic and its affiliates are reviewed by the full Board of Directors and/or its independent directors in accordance with the terms of Sonic’s Charter, its senior credit facilities and the indentures governing its outstanding senior subordinated notes. These documents require, subject to certain exceptions, that a transaction between Sonic and an affiliate:

•	be made in good faith and in writing and be on terms no less favorable to Sonic than those obtainable in an arm’s-length transaction between Sonic and an unrelated third party;

•

involving aggregate payments in excess of $500,000, be (i) approved by a majority of the members of Sonic’s Board of Directors and a majority of Sonic’s independent directors or (ii) Sonic must receive an opinion as to the financial fairness of the transaction from an investment banking or appraisal firm of national standing; and

•	involving aggregate value in excess of:

•	$2.0 million, be approved by a majority of Sonic’s disinterested directors; and

•

$5.0 million, must be approved by the majority of Sonic’s disinterested directors or Sonic must obtain a written opinion as to the financial fairness of the transaction from an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of such transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sonic’s directors, certain officers and persons who own more than 10% of Sonic’s Common Stock to file reports on ownership and changes in ownership with the SEC. Additionally, SEC regulations require that Sonic identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To Sonic’s knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its directors, officers and more than 10% beneficial owners were complied with on a timely basis.

ADDITIONAL CORPORATE GOVERNANCE AND OTHER INFORMATION

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code of Business Conduct and Ethics, along with our Corporate Governance Guidelines, our Categorical Standards for Determination of Director Independence and each of our committee charters are available on our website at www.sonicautomotive.com. Copies of these documents are also available without charge upon written request to Sonic Automotive, Inc., Attn: Corporate Secretary, 4401 Colwick Road, Charlotte, North Carolina 28211.

We will disclose information pertaining to amendments or waivers to provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relate to the elements of our Code of Business Conduct and Ethics enumerated in the SEC’s rules and regulations by posting this information on our website at www.sonicautomotive.com. The information on our website is not a part of this Proxy Statement.

Other Matters that May Be Considered at the Annual Meeting

In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

Expenses of Solicitation

Sonic will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to the use of the mails, proxies may be solicited personally or by telephone or email by corporate officers and employees of Sonic without additional compensation. Sonic intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own our stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Stockholder Proposals and Stockholder Nominations for 2015 Annual Stockholders Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2015 annual stockholders meeting is November 7, 2014. Any such proposal must be submitted to the Corporate Secretary at Sonic’s principal executive office. Any proposal received after this date will be considered untimely and may be excluded from the proxy materials.

The deadline for submission of stockholder proposals to be presented at the 2015 annual stockholders meeting, but for which we may not be required to include in the proxy materials relating to such meeting, is February 16, 2015. Any such proposal received after this date will be considered untimely and will be excluded from such meeting.

Proposals should be addressed to the attention of the Secretary of Sonic at our principal executive offices.

The deadline for submission of nominees for election of director for the 2015 annual stockholders meeting is no later than February 16, 2015 and no earlier than January 16, 2015. Any such nomination received after this date will be considered untimely and may be excluded from such meeting.

Nominations should be addressed to the attention of the Secretary of Sonic at our principal executive offices and contain the information and follow the procedures set forth under “Stockholder Nominations of Directors” in this Proxy Statement.

Delivery of Proxy Statements and Annual Reports

As permitted by the rules and regulations of the SEC, only one copy of this Proxy Statement and the annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified Sonic of their desire to receive multiple copies of the Proxy Statement or annual report.

Sonic will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this year’s Proxy Statement or annual report, requests to receive multiple copies of future proxy statements or annual reports and requests to receive only one copy of future proxy statements or annual reports should be directed to Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic’s principal executive offices, 4401 Colwick Road, Charlotte, North Carolina 28211 or by phone at (704) 566-2400.

Directions to attend the Annual Meeting, where you may vote in person, can be found at the following weblink: http://www.charlottemotorspeedway.com/fans/directions/. Information on that website or available by such weblink is not incorporated into or a part of this Proxy Statement or any of our filings with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on April 16, 2014:

The Company’s Notice of Meeting for the Annual Meeting, Proxy Statement for the Annual Meeting, form of proxy card, Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2013 are available at: www.proxydocs.com/SAH

APPENDIX A

SONIC AUTOMOTIVE, INC.

INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED AS OF OCTOBER 16, 2013

Section 1. Purposes

The purpose of the Sonic Automotive, Inc. Incentive Compensation Plan is to provide incentives to highly-qualified executives and other key employees in an effort to motivate them to continue service with the Company, devote their best efforts to the Company and improve the Company’s economic performance, thus enhancing the value of the Company for the benefit of shareholders. The Plan also is intended to serve as a qualified performance-based compensation program for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company’s tax deduction for compensation paid under the Plan to Covered Employees.

Section 2. Definitions

Throughout this Plan, when capitalized the following terms shall have the respective meanings set forth below:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to any section of the Code shall be deemed to include reference to applicable regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, regulations or guidance.

(c) “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof, provided that the Committee shall consist of two or more members each of whom is an outside director within the meaning of Section 162(m) of the Code.

(d) “Company” shall mean Sonic Automotive, Inc., a corporation organized under the laws of the State of Delaware, or any successor.

(e) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

(f) “Incentive Award” shall mean a cash incentive compensation award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Performance Period.

(g) “Participant” shall mean an executive officer or other key employee of the Company or one of its Subsidiaries who is selected by the Committee to participate in the Plan.

(h) “Performance Goals” shall mean the criteria and objectives that must be met during the Performance Period as a condition of the Participant’s receipt of payment with respect to an Incentive Award, as described in Section 5 hereof.

(i) “Performance Period” shall mean the period designated by the Committee during which the Performance Goals with respect to a particular Participant will be measured.

(j) “Plan” shall mean this Sonic Automotive, Inc. Incentive Compensation Plan, as amended from time to time.

(k) “Subsidiary” shall mean any subsidiary or other business organization in which the Company owns, directly or indirectly, more than 50% of the voting power, stock or capital interest.

Section 3. Administration

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all of the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Incentive Awards, to determine the persons to whom and the time or times at which Incentive Awards shall be granted, to determine the terms, conditions, restrictions, Performance Period and Performance Goals relating to any Incentive Award, to adjust compensation payable upon attainment of Performance Goals (subject to the limitations of the Plan), to construe and interpret the Plan and any Incentive Awards, to determine all questions arising under the Plan or any Incentive Award, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other actions deemed necessary or advisable for the administration of the Plan.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Incentive Award granted hereunder.

Section 4. Eligibility

Executive officers of the Company and key employees of the Company and its Subsidiaries who are designated by the Committee may participate in the Plan. In determining the persons who may participate in the Plan, the Committee may take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. The fact that an executive officer or key employee has been designated to participate in the Plan for one Performance Period does not assure that such person will be eligible to participate in any subsequent Performance Period.

Section 5. Incentive Awards and Performance Goals

(a) In General. The Committee shall establish in writing for each Participant the applicable Performance Period, the amount of or the method or formula for determining the actual Incentive Award for such Participant (which may include the establishment of a target Incentive Award) with respect to such Performance Period, the Performance Goal(s) that must be achieved in order for the Participant to receive an Incentive Award under the Plan with respect to such Performance Period, and any other conditions that the Committee deems appropriate and consistent with the Plan, and in the case of Covered Employees, with the requirements for performance-based compensation under Section 162(m) of the Code. All of the foregoing must be established in writing by the Committee within ninety (90) days after the beginning of the Performance Period (or, if earlier, by the date on which twenty-five percent (25%) of the Performance Period has elapsed), provided that achievement of the Performance Goals must be substantially uncertain at the time they are established.

(b) Performance Goals. The Committee shall establish one or more Performance Goals for each Participant that are objectively determinable (i.e., such that a third party with knowledge of the relevant facts could determine whether the goals have been met). Such Performance Goals shall be based on one or more of the following, as determined in the sole discretion of the Committee: stock price; market share; earnings per share (basic or diluted); net earnings; operating or other earnings; gross or net profits; revenues; financial return ratios; stockholder return; cash flow measures (including operating cash flow, free cash flow, and cash flow return on investment); cash position; return on equity; return on investment; debt rating; sales (including Company-wide sales and dealership sales); expense reduction levels; debt levels (including borrowing capacity); return on assets (gross or net); debt to equity ratio; debt to capitalization ratio; consummation of debt offerings; consummation of equity offerings; growth in assets, sales, or market share; customer satisfaction; reducing, retiring or refinancing all or a portion of the Company’s long-term or short-term public or private debt or similar financial obligations (including the attainment of a certain level of reduction in such debt); share count reduction; gross or operating margins; contractual compliance (including maintaining compliance with financial and other covenants, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants); or strategic business objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, or goals relating to acquisitions or divestitures. Performance Goals may be based on the performance of the Company, based on the Participant’s division, business unit or employing Subsidiary, based on the performance of one or more divisions, business units or Subsidiaries, based on the performance of the Company and its Subsidiaries as a whole, or based on any combination of the foregoing. Performance Goals also may be expressed by reference to the Participant’s individual performance with respect to any of the foregoing criteria.

Performance Goals may be expressed in such form as the Committee shall determine, including either in absolute or relative terms (including, but not by way of limitation, by relative comparison to a pre-established target, to previous years or to other companies or other external measures), in percentages, in terms of growth over time or otherwise, provided that the Performance Goals meet the requirements hereunder. Performance Goals need not be based upon an increase or positive result under one of the above criteria and could include, for example, maintaining the status quo or the limitation of economic losses (measured in such case by reference to the specific criteria). When establishing the Performance Goals, the Committee may specify that the Performance Goals shall be determined either before or after taxes and shall be adjusted to exclude items such as (A) asset write-downs or impairment charges; (B) the effect of unusual or extraordinary charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, discontinued operations, reductions in force, refinancing/restructuring of short term and/or long term debt, or other extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (C) litigation or claim expenses, judgments or settlements; or (D) changes in accounting principles or tax laws or other laws or provisions affecting reported results. The Performance Goals established by the Committee may be (but need not be) particular to a Participant and/or different each Performance Period.

In all events, the Performance Goals established for Covered Employees shall be designed in a manner intended to meet the requirements under Section 162(m) of the Code. The Committee also may establish subjective Performance Goals for Participants; provided that for Covered Employees, the subjective Performance Goals may be used only to reduce, and not increase, the Incentive Award otherwise payable under the Plan.

(c) Incentive Awards.

(i) Objective Formula. In accordance with subparagraph (a) above, the Committee must establish in writing the amount of or method or formula for calculating a Participant’s potential Incentive Award for each Performance Period. The potential Incentive Award must be expressed in terms of an objective formula or standard, and shall be expressed as either a dollar amount, a percentage of salary, a percentage of the applicable criteria underlying the specified Performance Goal(s) (or a percentage thereof in excess of a threshold amount) or otherwise. The foregoing also may be expressed in the form of a range, pursuant to which the actual amount of an Incentive Award payable under the Plan may vary depending upon the extent to which the Performance Goals for the Performance Period have been attained. For the avoidance of doubt, pursuant to the foregoing, the Committee may establish for any Participant a method or formula for determining the maximum amount payable (subject to the Plan maximum described below) based on the level of achievement of the applicable Performance Goal(s), and also establish a method or formula for determining the actual amount payable (a so-called “plan within a plan”) which may, but need not, be based on the Performance Goals. The Committee also may establish a Participant’s potential Incentive Award as a percentage of a bonus pool; provided, however, that the amount of the bonus pool (or the formula for determining the amount of the bonus pool) shall be established in accordance with the requirements of this Section 5 and that the sum of the individual maximum percentages of the bonus pool that each Participant potentially could receive shall not exceed 100%.

The formula or standard for determining the actual amount of the Incentive Award must be such that a third party having knowledge of the extent to which the Performance Goals have been attained could calculate the amount to be paid to the Participant. However, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but the Committee shall not increase the amount payable to any Covered Employee in a manner that would cause the Incentive Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.

(ii) Plan Maximum. Notwithstanding any other provision of the Plan, the maximum amount payable with respect to an Incentive Award to any Participant during any calendar year shall not exceed $4,000,000.

(d) Payment of Incentive Awards.

(i) Conditions on Payment. Payment of an Incentive Award shall be made to a Participant for a particular Performance Period only if: (A) the Committee has certified in writing the extent to which the applicable Performance Goals and any other material terms of the Incentive Award have been achieved or exceeded, and (B) except as otherwise set forth below in Section 5(d)(ii), the Participant remains employed by the Company or one of its Subsidiaries until the date such Incentive Award shall be payable pursuant to Section 5(d)(iii)(A) below (or, alternatively, on the last day of the Performance Period, if the Committee shall have substituted such alternative requirement for such Participant at the time it established the Performance Goals for such Performance Period).

(ii) Termination of Employment. A Participant shall not be entitled to payment of an Incentive Award if the Participant does not remain continuously employed by the Company or one its Subsidiaries until the date such Incentive Award becomes payable pursuant to Section 5(d)(iii)(A) below (or, alternatively, on the last day of the Performance Period, if the Committee shall have substituted such alternative requirement for such Participant at the time it established the Performance Goals for such Performance Period). Notwithstanding the foregoing, unless the Committee provides otherwise, in the event a Participant’s employment terminates due to his or her death or disability, the Participant (or his or her estate or the persons to whom the right to payment under this Plan passes by will or the laws of descent and distribution) shall be eligible to receive the prorated amount of the Incentive Award for which the Participant otherwise would have been eligible based upon the portion of the Performance Period during which he or she was so employed so long as the Performance Goals are subsequently achieved. Payment of such prorated Incentive Award shall be made in accordance with the terms of Section 5(d)(iii) and Section 5(d)(iv).

(iii) Timing of Payment.

(A) Following the end of the Performance Period, any payment to be made with respect to an Incentive Award shall be made pursuant to this Plan as soon as administratively practicable following the Committee’s certification in accordance with Section 5(d)(i) above; provided, that any such payment shall be made between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.

(B) To the extent that payment of any Incentive Award may be deferred under a nonqualified deferred compensation plan established by the Company, the terms of such nonqualified deferred compensation plan shall govern such deferral, provided that such plan and any related deferral elections comply with Section 409A of the Code.

(iv) Form of Payment. Payment of each Participant’s Incentive Award for a Performance Period shall be made in cash (or its equivalent) in a lump sum, subject to applicable tax and other withholding.

(e) Company Policies. All Incentive Awards (whether or not deferred under another plan) shall be subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the

Company from time to time and all Incentive Awards shall be subject to clawback, forfeiture and recoupment in accordance with any applicable law, regulation or stock exchange listing requirement. Without limiting the foregoing, by acceptance of any Incentive Award, each Participant agrees to repay to the Company any amount that may be required to be repaid under any such policy, law, regulation or stock exchange listing requirement.

Section 6. Withholding Taxes.

The Company or Subsidiary employing any Participant shall have the right to deduct from all payments made pursuant to the Plan any and all federal, state and local taxes or other amounts required by law to be withheld.

Section 7. Miscellaneous Provisions

(a) Compliance with Legal Requirements. The Plan and the granting of Incentive Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) No Right To Continued Employment. Nothing in the Plan or in any Incentive Award shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company or Subsidiary to terminate such Participant’s employment at any time for any reason.

(c) Participant Rights. No person shall have any claim or right to be granted any Incentive Award under the Plan, and there is no obligation for uniformity of treatment among Participants.

(d) Unfunded Status of Incentive Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Payments shall be made solely from the general assets of the Company and its Subsidiaries. With respect to any payments for which a Participant may be eligible pursuant to an Incentive Award, nothing contained in the Plan or any Incentive Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

(e) No Transferability of Rights. A Participant’s rights and interests under the Plan may not be assigned, pledged, transferred or made subject to any lien, either directly or by operation of law or otherwise (except for a transfer by will or the laws of descent and distribution in the event of a Participant’s death), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

(f) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of North Carolina without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan or any Incentive Awards hereunder will be exclusively in the state or federal courts of Mecklenburg County, North Carolina.

(g) Other Compensation Plans. Nothing contained in this Plan shall prevent, or be construed to limit the authority of, the Company or the Committee from establishing other or additional compensation arrangements, including an arrangement not intended to meet the requirements for performance-based compensation under Section 162(m) of the Code.

(h) Other Corporate Actions. Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its business or assets.

(i) Successors. All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company or other transaction.

Section 8. History and Effective Date

The Plan originally became effective upon its adoption by the Board on October 11, 2001, subject to the requisite approval of the shareholders of the Company at the 2002 Annual Meeting of Stockholders which was obtained on May 8, 2002. It was subsequently amended and restated effective as of April 19, 2007 and approved at the 2007 Annual Meeting of Stockholders on April 19, 2007. The Plan was again amended and restated effective as of December 4, 2008 and approved at the 2009 Annual Meeting of Stockholders on April 8, 2009. This amendment and restatement of the Plan shall be effective upon its adoption by the Committee on October 16, 2013. This amendment and restatement of the Plan also shall be submitted for the requisite approval of the shareholders of the Company at the 2014 Annual Meeting of Stockholders. If such shareholder approval is not obtained, then to the extent that any outstanding Incentive Awards are subject to such shareholder approval, such Incentive Awards (or components thereof) shall be null and void.

Section 9. Amendment and Termination of the Plan

The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that any amendment that increases the maximum amount that can be paid to a Participant during a Performance Period under the Plan or any other amendment that requires stockholder approval in order for the Plan to continue to comply with the requirements for performance-based compensation under Section 162(m) of the Code shall be subject to approval by the requisite vote of the shareholders of the Company. No amendment shall adversely affect any of the rights of any Participant, without such Participant’s consent, under any Incentive Award theretofore granted under the Plan. Notwithstanding the foregoing, the Board or the Committee may amend the Plan or any Incentive Award in any respect it deems necessary or advisable to comply with applicable law without obtaining a Participant’s consent, including, but not limited to, reforming (including on a retroactive basis, if applicable) any terms of an Incentive Award to comply with or meet an exemption from Section 409A of the Code and applicable regulations and guidance issued thereunder.

Section 10. Reapproval of Plan

The Plan must be resubmitted to the shareholders of the Company as necessary to enable the Plan and Incentive Awards to qualify as performance-based compensation under Section 162(m) of the Code. As of the time of the Plan’s adoption, Section 162(m) of the Code requires that the shareholders reapprove the Plan no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan.

Section 11. Intent With Respect to Code Section 409A

It is the general intent of the Company that neither this Plan nor any Incentive Awards hereunder be subject to Section 409A of the Code. Notwithstanding the foregoing, to the extent that any Incentive Awards hereunder may constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the Company intends that such Incentive Awards shall comply with Section 409A of the Code, and the Committee shall determine and interpret the terms of any such Incentive Awards consistent with such intent. To the extent an Incentive Award does not provide for a deferral of compensation (within the meaning of Section 409A of the Code), but may be deferred under a nonqualified deferred compensation plan established by the Company, the terms of such nonqualified deferred compensation plan shall govern such deferral, and to the extent necessary, are incorporated herein by reference. Notwithstanding the foregoing, the Company does not guarantee to any Participant (or any other person with an interest in an Incentive Award) that the Plan or any Incentive Award hereunder complies with or is exempt from Section 409A, and shall not have any liability to or indemnify or hold harmless any individual with respect to any tax consequences that arise under or in connection with Section 409A.

Section 12. Intent to Comply With Code Section 162(m)

It is the intent of the Company that the Plan and Incentive Awards under the Plan for Covered Employees comply with the requirements for performance-based compensation under Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply. To the extent that any legal requirement of Section 162(m) of the Code as set forth in the Plan shall be modified or ceases to be required under Section 162(m) of the Code, the Committee may determine that such provision shall be correspondingly modified or cease to apply, as the case may be.

0                    ¢

SONIC AUTOMOTIVE, INC.

P R O X Y

Charlotte, North Carolina

THIS PROXY IS BEING SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF SONIC AUTOMOTIVE, INC.

The undersigned hereby appoints Mr. Heath R. Byrd and Mr. Stephen K. Coss as proxies, each with the power to appoint his Substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of the Class A Common Stock and Class B Common Stock of Sonic Automotive, Inc. held of record by the undersigned on February 18, 2014, at the Annual Meeting of Stockholders to be held on April 16, 2014 at 10:30 a.m., at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina, or any adjournment thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

SONIC AUTOMOTIVE, INC.

April 16, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K

for the year ended December 31, 2013 and form of proxy card

are available at www.proxydocs.com/SAH

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20930330000000001000 3	041614

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Item 1 and “FOR” Items 2, 3 and 4. This appointment of proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR ALL NOMINEES” in Item 1 and “FOR” in Items 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The following matters are proposed by Sonic Automotive, Inc. for consideration:					FOR	AGAINST	ABSTAIN
1. Election of nine directors:

2.   To conduct a non-binding advisory vote on executive compensation paid to our named executive officers as disclosed in the accompanying proxy statement;

3.   To consider and approve an amendment and restatement of the Sonic Automotive, Inc. Incentive Compensation Plan.

4.   To ratify the appointment of Ernst & Young LLP as Sonic’s independent public accountants for the year ending December 31, 2014.

					☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O O. Bruton Smith O B. Scott Smith O David Bruton Smith O William I. Belk O William R. Brooks O Bernard C. Byrd, Jr. O Victor H. Doolan O Robert Heller O Robert L. Rewey			☐ ☐	☐ ☐	☐ ☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS

PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on April 16, 2014:

The Company’s Notice of Meeting, Proxy Statement on Schedule 14A,

form of proxy card,

2013 Annual Report on Form 10-K and 2013 Annual Report

are available at: www.proxydocs.com/SAH

Class A Common Stock Shares: Class B Common Stock Shares:
				Please check the box if you plan to attend the Annual Meeting of Stockholders. Directions to attend the Annual Meeting, where you may vote in person, can be found at the following weblink: http://www.charlottemotorspeedway.com/fans/directions/. Information on that website or available by such weblink is not incorporated into or a part of the proxy statement or this proxy card or any of our filings with the SEC.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

SONIC AUTOMOTIVE, INC.

April 16, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM Eastern Time on April 15, 2014.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Annual

Report to Stockholders and Annual Report on Form 10-K

for the year ended December 31, 2013 and form of proxy card

are available at www.proxydocs.com/SAH

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20930330000000001000 3	041614

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Item 1 and “FOR” Items 2, 3 and 4. This appointment of proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR ALL NOMINEES” in Item 1 and “FOR” in Items 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The following matters are proposed by Sonic Automotive, Inc. for consideration:					FOR	AGAINST	ABSTAIN
1. Election of nine directors:

2.   To conduct a non-binding advisory vote on executive compensation paid to our named executive officers as disclosed in the accompanying proxy statement;

3.   To consider and approve an amendment and restatement of the Sonic Automotive, Inc. Incentive Compensation Plan.

4.   To ratify the appointment of Ernst & Young LLP as Sonic’s independent public accountants for the year ending December 31, 2014.

					☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O O. Bruton Smith O B. Scott Smith O David Bruton Smith O William I. Belk O William R. Brooks O Bernard C. Byrd, Jr. O Victor H. Doolan O Robert Heller O Robert L. Rewey			☐ ☐	☐ ☐	☐ ☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS

PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on April 16, 2014:

The Company’s Notice of Meeting, Proxy Statement on Schedule 14A,

form of proxy card,

2013 Annual Report on Form 10-K and 2013 Annual Report

are available at: www.proxydocs.com/SAH

Class A Common Stock Shares: Class B Common Stock Shares:
				Please check the box if you plan to attend the Annual Meeting of Stockholders. Directions to attend the Annual Meeting, where you may vote in person, can be found at the following weblink: http://www.charlottemotorspeedway.com/fans/directions/. Information on that website or available by such weblink is not incorporated into or a part of the proxy statement or this proxy card or any of our filings with the SEC.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢